Exhibit 2.1
Execution Version
AGREEMENT AND PLAN OF MERGER
by and among
HAEMONETICS CORPORATION
ATLAS ACQUISITION CORP.
and
GLOBAL MED TECHNOLOGIES, INC.
Dated as of January 31, 2010
This Agreement and Plan of Merger (the “Merger Agreement”) contains representations and warranties that Global Med Technologies, Inc. (“Global Med”) made to Haemonetics Corporation (“Haemonetics”) and Atlas Acquisition Corp. (“Acquisition Corp.”). These representations and warranties were made only for the purposes of the Merger Agreement and solely for the benefit of Haemonetics and Acquisition Corp. as of specific dates, may be subject to important limitations and qualifications agreed to by the parties thereto and included in confidential disclosure schedules provided by Global Med to Haemonetics and Acquisition Corp. in connection with the signing of the Merger Agreement, and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between Haemonetics and Acquisition Corp. on the one hand, and Global Med on the other hand, instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of the filing of the Merger Agreement with the Securities and Exchange Commission. Accordingly, you should not rely upon the representations and warranties contained in the Merger Agreement as characterizations of the actual state of facts, since they were intended to be for the benefit of, and to be limited to, the parties thereto.

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AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 31, 2010, by and among Haemonetics Corporation, a Massachusetts corporation (“Parent”), Atlas Acquisition Corp., a Colorado corporation and a wholly owned subsidiary of Parent (“Purchaser”), and Global Med Technologies, Inc., a Colorado corporation (“Seller”). All capitalized terms used in this Agreement shall have the respective meaning ascribed thereto in Section 10.11.
     WHEREAS, the boards of directors of each of Parent, Purchaser and Seller have approved the acquisition of Seller by Parent on the terms and conditions set forth in this Agreement;
     WHEREAS, Seller’s outstanding capital stock consists of shares of common stock, par value $0.01 per share (“Seller Common Stock”), and shares of Series A Convertible Preferred Stock, par value $0.01 per share (“Seller Series A Convertible Preferred Stock”);
     WHEREAS, pursuant to this Agreement, and subject to the terms and conditions set forth herein, Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all of the shares of (i) Seller Common Stock at a price per share equal to the Common Stock Offer Price, net to the Seller Common Stockholders in cash and (ii) Seller Series A Convertible Preferred Stock at a price per share equal to the Preferred Stock Offer Price, net to the Seller Preferred Stockholders in cash;
     WHEREAS, following consummation of the Offer, upon the terms and conditions set forth herein, Purchaser will be merged with and into Seller, with Seller as the surviving corporation (the “Merger” and, together with the Offer, the “Transaction”), whereby each issued and outstanding share of (i) Seller Common Stock not owned directly or indirectly by Parent, Purchaser or Seller will be converted into the right to receive the Common Stock Offer Price in cash and (ii) Seller Series A Convertible Preferred Stock not owned directly or indirectly by Parent, Purchaser or Seller will be converted into the right to receive the Preferred Stock Offer Price in cash;
     WHEREAS, the Seller Board has (i) (A) determined that this Agreement, the Offer and the Merger are advisable and in the best interests of Seller and the Seller Stockholders, (B) approved the Offer and the Merger in accordance with the Colorado Business Corporation Act (the “CBCA”) and the Colorado Corporations and Associations Act (the “CAA”), and (C) adopted this Agreement and (ii) recommended that the Seller Stockholders accept the Offer, tender their shares of Seller Common Stock and Seller Series A Convertible Preferred Stock into the Offer, and if required by applicable Law, adopt and approve this Agreement and approve the Merger;
     WHEREAS, as an inducement and condition to Parent entering into this Agreement, certain of the Seller Stockholders and certain directors and executive officers of Seller are entering into tender and stockholder support agreements (collectively, the “Support Agreements”) with Parent and Purchaser simultaneously with the execution of this Agreement, whereby, among other things, such stockholders have (in their individual capacities) agreed, upon the terms and subject to the conditions set forth therein, to tender the shares of Seller Common Stock and Seller Series A Convertible Preferred Stock held by such stockholders in the Offer and to support the actions necessary to consummate the Merger; and
     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Transaction and to prescribe certain conditions to the Transaction.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE OFFER
     1.1 The Offer.
          (a) Provided that this Agreement shall not have been terminated in accordance with Article IX hereof and none of the events set forth in clause (III)(a) through (i), inclusive, of the Tender Offer Conditions, shall have occurred, as promptly as reasonably practicable after the date of this Agreement, Parent shall cause Purchaser to commence (within the meaning of Rule 14d-2 of the Exchange Act) an offer to purchase all outstanding shares of (i) Seller Common Stock at the Common Stock Offer Price, net to the Seller Common Stockholders in cash and (ii) Seller Series A Convertible Preferred Stock at the Preferred Stock Offer Price, net to the Seller Preferred Stockholders in cash, and shall use its reasonable commercial efforts to consummate the Offer, subject to the terms and conditions hereof and thereof. Subject to the terms and conditions of this Agreement and to the satisfaction or waiver of the Tender Offer Conditions, Purchaser shall, and Parent shall cause Purchaser to, promptly after the expiration of the Offer, accept for payment and pay for, all such shares of Seller Common Stock and Seller Series A Convertible Preferred Stock validly tendered pursuant to the Offer and not withdrawn.
          (b) Purchaser expressly reserves the right, in its sole discretion, to waive, in whole or in part, any Tender Offer Condition or modify the terms of the Offer; provided, however, that without the prior written consent of Seller, Purchaser shall not decrease the Offer Price or change the form of consideration payable in the Offer, waive or amend the Minimum Condition (as defined in Annex I hereto), decrease the number of shares of Seller Common Stock or Seller Preferred Stock sought to be purchased in the Offer, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of shares of Seller Common Stock or Seller Preferred Stock. The Offer shall remain open until the date that is twenty (20) Business Days after the commencement (determined pursuant to Rule 14d-2 under the Exchange Act) of the Offer (the “Expiration Date”), unless Purchaser shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the succeeding sentence or as may be required by applicable Laws or interpretations or positions of the Securities and Exchange Commission or its staff (the “SEC”), in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, may expire; provided, however, that Purchaser may, in its sole discretion, provide a subsequent offering period after the Expiration Date, in accordance with Rule 14d-11 under the Exchange Act. If on any then scheduled Expiration Date, any of the Tender Offer Conditions is not satisfied or waived by Purchaser, Purchaser may extend the Offer from time to time through the Outside Date (as defined in Section 9.1(c) below); provided, however, that, on such Expiration Date (i) if the waiting period under the HSR Act or under any material applicable foreign statutes or regulations applicable to the Offer or the Merger shall not have expired or been terminated, Purchaser shall extend the Offer from time to time until the expiration or termination under the HSR Act or any other material applicable foreign statutes or regulations or (ii) if any of the Tender Offer Conditions set forth in paragraph III(a) of Annex I hereto shall have occurred and be continuing, Purchaser shall extend the Offer from time to time in consecutive increments of up to five (5) Business Days each until the time such condition or conditions shall no longer exist or any of the matters described in such paragraph III(a) shall have become final and non-appealable; provided further, however that Purchaser shall in no event be required to extend the Offer beyond the Outside Date. Nothing contained in this paragraph shall affect any termination rights in Article IX.
          (c) On the date of commencement of the Offer, Parent and Purchaser shall (i) file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and summary advertisement and other ancillary documents and instruments required thereby pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”), and (ii) cause the Offer Documents to be disseminated to the Seller Stockholders as and to the extent required by the Exchange Act. Seller and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any comments made by Seller and its counsel. Parent and Purchaser agree to provide Seller with (i) any comments or other communications, whether written or oral, that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and prior to responding thereto, and (ii) a reasonable opportunity to provide comments on that response (to which reasonable and good faith consideration shall be given). If at any time prior to the Effective Time, any information relating to the Offer, the Merger, Seller, Parent, Purchaser or any of their respective Affiliates, should be discovered by Seller or Parent which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the Seller Stockholders, as and to the extent required by applicable Law or any applicable rule or regulation of any stock exchange or quotation system. Seller shall furnish to Parent and Purchaser all information concerning Seller required by the Exchange Act to be set forth in the Offer Documents.
          (d) Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to pay for any shares of Seller Common Stock and Seller Series A Convertible Preferred Stock that Purchaser becomes obligated to purchase pursuant to the Offer.

     1.2 Seller Actions.
          (a) Seller, after affording Parent and its counsel a reasonable opportunity to review and comment thereon and giving reasonable and good faith consideration to any comments made by Parent or its counsel, (a) shall file with the SEC and mail to the Seller Stockholders, as promptly as practicable on the date of the filing by Parent and Purchaser of the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) and (b) shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Schedule 14D-9 will set forth, and Seller hereby represents, that the Seller Board, at a meeting duly called and held at which a quorum was present throughout, has (including through the unanimous affirmative vote of Seller’s independent directors) (i) determined and declared that this Agreement, the Transaction, and each of the Offer and the Merger, is advisable and in the best interests of Seller and the Seller Stockholders, (ii) approved the Offer, the Merger and this Agreement in accordance with the CBCA and the CAA, and (iii) recommended acceptance of the Offer and adoption and approval of this Agreement and approval of the Merger by the Seller Stockholders if required by applicable Laws (together with the declarations in clause (i), the “Seller Recommendations”); provided, however, that the Seller Recommendations may be withdrawn, amended, modified or changed only prior to the acceptance for payment of shares of Seller Capital Stock pursuant to the Offer and in any case only to the extent permitted by, and in accordance with, Section 7.2. Seller hereby consents to the inclusion in the Offer Documents of the Seller Recommendations. Seller shall include in its entirety in the Schedule 14D-9, and has obtained all necessary consents to permit the inclusion in its entirety of, the fairness opinion of Seller’s Financial Advisor delivered to the Seller Board in connection with the Transaction. If at any time prior to the Effective Time, any information relating to the Offer, the Merger, Seller, Parent, Purchaser or any of their respective Affiliates, should be discovered by Seller or Parent which should be set forth in an amendment or supplement to the Schedule 14D-9 so that the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the Seller Stockholders, as and to the extent required by applicable Law or any applicable rule or regulation of any stock exchange or quotation system. Seller agrees to provide Parent and Purchaser with (i) any comments or other communications, whether written or oral, that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt thereof and prior to responding thereto, and (ii) a reasonable opportunity to provide comments on that response (to which reasonable and good faith consideration shall be given).
          (b) In connection with the Offer, Seller will promptly furnish Purchaser with mailing labels, security position listings, non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the shares of Seller Capital Stock as of the most recent practicable date, and shall furnish Purchaser with such additional available information (including updated lists of holders of shares of Seller Capital Stock and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as Purchaser or its agents may reasonably request in communicating the Offer to, and soliciting tenders of shares of Seller Capital Stock from, Seller’s record and beneficial stockholders. Subject to the requirements of applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Purchaser and their Representatives shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, should the Offer terminate or if this Agreement shall be terminated, will promptly destroy or deliver to Seller all copies of such information then in their possession.
     1.3 Directors.
          (a) Promptly after the first time at which Purchaser accepts for payment any shares of Seller Capital Stock pursuant to the Offer (the “Acceptance Date”), and from time to time thereafter as shares of Seller Capital Stock are accepted for payment and the Offer Price is paid by Purchaser, Purchaser shall be entitled to designate such number of members of the Seller Board (the “Purchaser Designees”), rounded up to the nearest whole number, as will give Purchaser representation on the Seller Board equal to the product of the total number of members of the Seller Board (after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the number of shares of Seller Capital Stock (on an as-converted basis with respect to Seller Series A Convertible Preferred Stock without regard to the limitations on conversion set forth in Section 6 of the Certificate of Designation) beneficially owned by Parent or Purchaser at such time (including shares of Seller Common Stock and Seller Series A Convertible Preferred Stock so accepted for payment) bears to the total number of shares of Seller Capital Stock then outstanding (on an as-converted basis with respect to Seller Series A Convertible Preferred Stock without regard to the limitations on conversion set forth in Section 6 of the Certificate of Designation). In furtherance thereof, Seller shall, upon the request of Purchaser, use its best efforts promptly (and in any event within one Business Day) either to increase the size of the Seller Board or to secure the resignations of such number of Seller’s incumbent directors (and such incumbent directors have delivered any requisite written notices to Seller in which they agreed to resign if required in order for Seller to comply with this Section 1.3(a)), or both, as is necessary to enable the Purchaser Designees to be so elected or appointed to the Seller Board and Seller shall take all actions available to Seller to cause the Purchaser Designees to be so elected or appointed. At such time, Seller shall, if requested by Purchaser, also take all action necessary to cause persons designated by Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Seller Board of (i) each committee of the Seller Board, (ii) each board of directors (or similar body) of each Subsidiary of Seller and (iii) each committee (or similar body) of each such board. The provisions of this Section 1.3 are in addition to and shall not limit any rights which Purchaser, Parent or any of their Affiliates may have as a holder or beneficial owner of shares of Seller Capital Stock as a matter of applicable law with respect to the election of directors or otherwise.
          (b) Seller shall take all actions required in order to fulfill its obligations under Section 1.3(a), including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder as part of the Schedule 14D-9. Parent and Purchaser shall supply to Seller in writing any information with respect to Parent and Purchaser and the Purchaser Designees to the extent required by such Section 14(f) and Rule 14f-1.

          (c) Notwithstanding the provisions of this Section 1.3, at least two of the members of the Seller Board shall, at all times prior to the Effective Time, be directors of Seller who were directors of Seller on the date hereof (the “Independent Directors”); provided that if there shall be in office less than two Independent Directors for any reason, the Seller Board shall cause the Person designated by the remaining Independent Director to fill such vacancy to be elected to the Seller Board (such Person to be deemed to be an Independent Director for all purposes of this Agreement), or if no Independent Directors then remain, the other directors of Seller then in office may designate two persons to fill such vacancies who will not be directors, officers, employees or Affiliates of Parent or Purchaser and such persons shall be deemed to be Independent Directors for all purposes of this Agreement. From and after the time, if any, that the Purchaser Designees constitute a majority of the Seller Board and prior to the Effective Time, subject to the terms hereof, (i) any amendment or modification of this Agreement (including, without limitation, any amendment or modification of clause (c) or (d) of this Section 1.3), any termination of this Agreement by Seller, any extension of time for performance of any of the obligations of Parent or Purchaser hereunder, or any waiver of any condition to Seller’s obligations hereunder or any of Seller’s rights hereunder that, in each case, in the judgment of the Independent Directors reasonably may have an adverse effect on the minority stockholders of Seller, may be effected only if (in addition to the approval of the Seller Board as a whole) such action is approved by each of the Independent Directors (if any Independent Directors remain in office), (ii) the Independent Directors may adopt a resolution providing for the completion of the Merger in accordance with the terms of this Agreement, and (iii) in the event that (A) Parent shall have breached this Agreement, (B) such breach shall result in the Merger not being completed in accordance with the terms hereof, and (C) such breach has not been cured within fifteen (15) calendar days following notice to Parent by the Independent Directors on behalf of Seller, the Independent Directors may enforce this Agreement on behalf of Seller (including pursuant to Section 10.10 hereof) and, in connection therewith, shall have access to the funds of Seller and may select and engage legal counsel on such terms as may be determined by the Independent Directors. In the event that the Independent Directors shall invoke their rights under clause (iii) of the preceding sentence and obtain an order for injunctive relief, Seller shall be entitled to recover its reasonable attorneys’ fees from Parent.
          (d) As of the time, if any, that the Purchaser Designees constitute a majority of the Seller Board, Parent shall deposit, or cause to be deposited, the lesser of (i) $10,000,000 in cash or (ii) such aggregate amount in cash required to make the payments contemplated by Section 3.1 of this Agreement (the “Initial Deposit”) with the Paying Agent (as defined in Section 3.2(a)) or another bank or trust company reasonably acceptable to Parent and Seller, which such funds shall constitute all or a portion of the Exchange Fund (as defined in Section 3.2(a)). In the event that this Agreement is terminated in accordance with its terms prior to the completion of the Merger, the parties acknowledge and agree that the Initial Deposit, and any and all interest or other earnings thereon, shall be promptly returned to Parent. The Initial Deposit, upon completion of the Merger as evidenced by a date-stamped copy of the Statement of Merger as filed with the Secretary of State of the State of Colorado, shall be used (to the extent required) to pay the Merger Consideration in accordance with Section 3.2 and, except with the written consent of each of the Independent Directors (if any Independent Directors remain in office), shall not be used for any other purpose, including, without limitation, the purchase of shares of Seller Common Stock or Seller Series A Convertible Preferred Stock in the Offer. In the event that the Merger is consummated and the Initial Deposit (including any and all interest or other earnings thereon) exceeds the maximum amount required to make the payments contemplated by Section 3.1 of this Agreement, Parent shall be entitled to receive prompt payment of such excess amount from the Paying Agent or other bank or trust company holding the Initial Deposit.
     1.4 Top-Up Option.
          (a) Seller hereby grants to Purchaser an irrevocable option (the “Top-Up Option”) to purchase from Seller the number of shares of Seller Common Stock (the “Top-Up Option Shares”) equal to the lesser of (i) the number of shares of Seller Common Stock that, when added to the number of shares of Seller Common Stock owned by Purchaser as of immediately prior to the exercise of the Top-Up Option, constitutes one share more than 90% of the number of shares of Seller Common Stock then outstanding on a fully diluted basis (determined in accordance with Annex I) (assuming the issuance of the Top-Up Option Shares) or (ii) the number of shares of Seller Common Stock that Seller is authorized to issue under its Articles of Incorporation but that are not issued and outstanding (and are not otherwise reserved for issuance, including pursuant to the exercise of then exercisable Seller Stock Options or Seller Warrants or the conversion of Seller Series A Convertible Preferred Stock not held directly or indirectly by Parent) as of immediately prior to the exercise of the Top-Up Option; provided, however, the Top-Up Option may not be exercised unless, following the time of the acceptance by the Purchaser of the shares of Seller Common Stock tendered in the Offer or after a subsequent offering period, 80% or more of the then outstanding shares of Seller Common Stock shall be directly or indirectly owned by Parent or Purchaser.
          (b) The Top-Up Option may be exercised by Purchaser, in whole or in part, at any time at or after the Acceptance Date and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of the Agreement in accordance with its terms. The purchase price payable for each Top-Up Option Share shall consist of an amount equal to the Common Stock Offer Price (the “Top-Up Option Purchase Price”). The aggregate Top-Up Option Purchase Price for the Top-Up Option so exercised may be paid by Purchaser, at its election, either in cash or by executing and delivering to Seller a negotiable promissory note having a principal amount equal to such payment and secured by Collateral other than the Top-Up Option Shares purchased, or by any combination of cash and such promissory note. Upon reasonable request of Seller, Purchaser and Parent agree to take all actions and execute all instruments necessary for the Seller to perfect its security interest in the Collateral. Any such promissory note shall bear interest at the applicable federal rate determined under Section 1274(d) of the Code, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.
          (c) In the event that Purchaser wishes to exercise the Top-Up Option, it shall deliver to Seller a notice setting forth (i) the number of Top-Up Option Shares that it intends to purchase pursuant to the Top-Up Option, (ii) the manner in which it intends to pay the corresponding Top-Up Option Purchase Price and (iii) the place and time at which the closing of the purchase of the Top-Up Option Shares by Purchaser is to take place. At the closing of the purchase of the Top-Up Option Shares, Purchaser shall cause to be delivered to Seller the consideration required to be delivered in exchange for such Top-Up Option Shares, and Seller shall cause to be issued to Purchaser a certificate representing such shares or, if Seller does not then have certificated shares of Seller Common Stock, the applicable number of book-entry shares of Seller Common Stock. The parties shall cooperate to ensure that the issuance and delivery of the Top-Up Option Shares comply with all applicable Laws, including compliance with an applicable exemption from the registration of such shares under the Securities Act.
          (d) Purchaser acknowledges that the shares of Seller Common Stock that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Purchaser represents and warrants to Seller that Purchaser is, or will be upon the purchase of shares of Seller Common Stock subject to the Top-Up Option, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that the Top-Up Option and the shares of Seller Common Stock to be acquired upon exercise thereof are being and will be acquired by Purchaser for its own account, for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).
ARTICLE II
THE MERGER
     2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the CAA, at the Effective Time, Purchaser shall merge with and into Seller. Seller shall continue as the surviving corporation (the “Surviving Corporation”), and the separate corporate existence of Seller, with all its rights, privileges and powers shall continue unaffected by the Merger. Upon consummation of the Merger, the separate corporate existence of Purchaser shall terminate.
     2.2 Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts, unless another place is agreed to in writing by the parties hereto, at 10:00 a.m., local time, on a date (the “Closing Date”) specified by the parties, which shall be no later than two (2) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VIII (other than those conditions that relate to action to be taken at the Closing), unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual agreement of the parties. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective upon the filing with the Secretary of State of the State of Colorado of a statement of merger or other appropriate document (the “Statement of Merger”), and the parties shall make all other filings or recordings required by the CAA. The term “Effective Time” shall be the date and time when the Merger becomes effective.
     2.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the appropriate provisions of the CAA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the rights, privileges and powers of each of the Seller and Purchaser, all real, personal, and mixed property, and all obligations due to each of Seller and Purchaser, as well as all other things and causes of action of each of Seller and Purchaser, shall vest as a matter of law in the Surviving

Corporation and shall thereafter be the rights, privileges, powers, and property of, and obligations due to, the Surviving Corporation, as provided under Section 7-90-204 of the CAA.
     2.4 Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation, as in effect immediately prior to the Effective Time, shall be amended to be identical to the articles of incorporation of Purchaser, in the form attached hereto as Exhibit A, except that the name of Seller as the Surviving Corporation shall continue to be “Global Med Technologies, Inc.”, the provisions of the articles of incorporation of Purchaser relating to the incorporator of Purchaser shall be omitted and the obligations in respect of indemnification set forth in Section 7.5(a) shall be given effect, and as so amended shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with applicable Law (the “Surviving Corporation Articles”). From and after the Effective Time, the Bylaws, as in effect immediately prior to the Effective Time, shall be amended and restated to be identical to the bylaws of Purchaser as in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable Law (the “Surviving Corporation Bylaws”).
     2.5 Directors and Officers.
          (a) From and after the Effective Time, the directors of Purchaser immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Articles and the Surviving Corporation Bylaws.
          (b) From and after the Effective Time, the officers of Purchaser immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Articles and the Surviving Corporation Bylaws.
     2.6 Stockholders’ Meeting.
          (a) If the adoption and approval of this Agreement and approval of the Merger by the Seller Stockholders is required by applicable Law in order to consummate the Merger, Seller, acting through the Seller Board, shall, in accordance with applicable Law:
          (i) duly set a record date for, call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”), or solicit written consents in lieu of a special meeting of stockholders, as soon as practicable following the acceptance for payment of and payment for shares of Seller Capital Stock by Purchaser pursuant to the Offer and the expiration of any subsequent offering period pursuant to Section 1.1(b) for the sole purpose of obtaining the approval of the Seller Stockholders of the adoption and approval of this Agreement and the approval of the Merger in accordance with the CBCA;

          (ii) with the assistance of counsel selected by the Independent Directors, prepare and file with the SEC a preliminary proxy statement or preliminary information statement relating to this Agreement and the Merger within three (3) Business Days of the Acceptance Date and shall (A) use its reasonable commercial efforts to respond as soon as practicable to any comments of the SEC with respect to the proxy statement or information statement and to cause the SEC to confirm that it has no comments or no further comments, as the case may be, to the proxy statement or information statement, (B) promptly notify Parent upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements to the proxy statement or information statement, and shall provide Parent with copies of all correspondence relating to the proxy statement or information statement between it and its Representatives, on the one hand, and the SEC, on the other hand, (C) prior to the filing of the proxy statement or information statement (or any amendment or supplement thereto) with the SEC or the dissemination thereof to the Seller Stockholders, or responding to any comments of the SEC with respect thereto, provide Parent a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and give reasonable and good faith consideration to Parent’s comments on such document or response, (D) cause a definitive proxy statement (the “Proxy Statement”) or definitive information statement (the “Information Statement”) to be mailed to the Seller Stockholders within three (3) calendar days of the date such mailing is permissible pursuant to the Exchange Act and the rules and regulations of the SEC, (E) if at any time prior to the receipt of the approval of the Seller Stockholders of the adoption and approval of this Agreement and approval of the Merger, any information relating to the Offer, the Merger, Seller, Parent, Purchaser or any of their respective Affiliates, should be discovered by Seller, Parent or Purchaser which should be set forth in an amendment or supplement to the Proxy Statement or Information Statement so that the Proxy Statement or Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, file with the SEC and disseminate to the holders of Seller Capital Stock an appropriate amendment or supplement describing such information, as and to the extent required by applicable Law or any applicable rule or regulation of any stock exchange or quotation system and (F) use its reasonable commercial efforts to obtain the necessary approvals of the Merger and this Agreement by the Seller Stockholders;
          (iii) subject to the fiduciary duties of the Seller Board, include in the Proxy Statement or the Information Statement the Seller Recommendations that the Seller Stockholders vote in favor of, or consent in writing to, the adoption and approval of this Agreement and approval of the Merger; and
          (iv) include in the Proxy Statement or the Information Statement the opinion of Seller’s Financial Advisor referred to in Section 5.24.
          (b) Each of Parent and Purchaser agrees that it will vote, or cause to be voted, at any special meeting of the Seller Stockholders all of the shares of Seller Capital Stock then owned by it or any of its Subsidiaries in favor of, or, if action is taken under Section 7-107-104 of the CBCA without such a meeting of the stockholders, consent in writing to, the adoption and approval of this Agreement and approval of the Merger.
     2.7 Merger Without Meeting of Stockholders. Notwithstanding Section 2.6, in the event that Purchaser shall acquire at least 90% of the outstanding shares of each of Seller Common Stock and Seller Preferred Stock then outstanding on a fully diluted basis (determined in accordance with Annex I but, with respect to shares of Seller Common Stock not outstanding on such date of acquisition, including only those shares of Seller Common Stock which Seller may be required to issue within twenty (20) days thereof) pursuant to the Offer or otherwise (the “Short Form Threshold”), subject to the terms and conditions hereof, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after Purchaser obtains the Short Form Threshold without a meeting of stockholders of Seller or the solicitation of written consents of such stockholders, in accordance with Section 7-111-104 of the CBCA, including providing the notice required by Section 7-111-104(4) of the CBCA sufficiently in advance of the Effective Time to comply with Section 7-111-104(5)(b) of the CBCA, if applicable.
ARTICLE III
EFFECT OF THE MERGER ON SELLER
CAPITAL STOCK; EXCHANGE OF SHARES
     3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or of the holder of any shares of the capital stock of Seller or capital stock of Purchaser:
          (a) Capital Stock of Purchaser. Each share of the common stock, $0.01 par value per share, of Purchaser (the “Purchaser Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.
          (b) Cancellation of Certain Stock. All shares of Seller Capital Stock that are owned by Seller or by any wholly owned Subsidiary of Seller, and any shares of Seller Capital Stock owned by Parent or Purchaser or by any wholly owned Subsidiary of Parent or Purchaser immediately prior to the Effective Time, shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
          (c) Conversion of Seller Capital Stock. Other than (i) shares to be cancelled in accordance with Section 3.1(b) and (ii) Dissenting Shares as defined in Section 3.3, each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash, without interest, equal to the Common Stock Offer Price and each share of Seller Series A Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash, without interest, equal to the Preferred Stock Offer Price (collectively the “Merger Consideration”). As of the Effective Time, all such shares of Seller Capital Stock, when converted as provided in this Section 3.1(c), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each, a “Certificate” and collectively, the “Certificates”) or book-entry share (each, a “Book-

Entry Share” and collectively, the “Book-Entry Shares”) representing any such shares of Seller Capital Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate or Book-Entry Share in accordance with Section 3.2.
     3.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Seller Capital Stock for the Merger Consideration are as follows:
          (a) Paying Agent. Prior to the Effective Time, Parent shall (i) designate, or cause to be designated, a bank or trust company that is reasonably acceptable to Seller (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to Seller, with such Paying Agent to act as agent for the payment of the Merger Consideration. On or before the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent funds in an amount that, together with the Initial Deposit, if any, are sufficient to make the payments contemplated by Section 3.1 in accordance with the procedures set forth in Section 3.2(b) (such funds, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make all such payments, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount of funds required to make such payments. The Paying Agent shall make payments of the aggregate Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.
          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent or the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Share which immediately prior to the Effective Time represented outstanding shares of Seller Capital Stock whose shares were converted pursuant to Section 3.1(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(h) hereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and Seller may mutually agree or the Paying Agent may reasonably specify), and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or Book-Entry Share, as applicable, for cancellation to the Paying Agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate or such Book-Entry Share shall be entitled to receive in exchange therefor cash equal to the Merger Consideration payable in respect of the shares of Seller Capital Stock previously represented by such Certificate or such Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Seller Capital Stock which is not registered in the transfer records of Seller, payment may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate or such Book-Entry Share is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate or Book-Entry Share, as applicable, shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.
     (c) No Further Ownership Rights in Seller Capital Stock. The Merger Consideration delivered upon the surrender for exchange of Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares, as applicable, in accordance with the terms hereof shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to such shares of Seller Capital Stock, and from and after the Effective Time the stock transfer books of Seller shall be closed and thereafter, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Seller Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.
          (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of a Certificate or a Book-Entry Share who has not previously complied with this Section 3.2 prior to the end of such six (6) month period shall thereafter look only to Parent for payment of its claim for the Merger Consideration.
          (e) No Liability. To the extent permitted by applicable Law, none of Parent, Purchaser, Seller, the Surviving Corporation or the Paying Agent or any of their respective Affiliates shall be liable to any Person in respect of Merger Consideration delivered to a public official pursuant to the requirements of any applicable abandoned property, escheat or similar Law.
          (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent. Any net profit resulting from, or interest or income produced by, such investments, shall be placed in the Exchange Fund and be payable to Parent or the Surviving Corporation, as Parent shall determine.
          (g) Withholding Rights. Each of Parent, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration, Offer Price or consideration otherwise payable pursuant to this Agreement to any holder of a Certificate, a Book-Entry Share, Seller Warrant or a Seller Stock Option, as the case may be, such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of Law. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, as the case may be, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate, Book-Entry Share, Seller Warrant or Seller Stock Option, as applicable, in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent, as the case may be.

          (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
     3.3 Appraisal Rights.
          (a) Notwithstanding anything in this Agreement to the contrary, any shares (the “Dissenting Shares”) of Seller Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Seller Stockholders who, in accordance with Article 113 of the CBCA (the “Dissenters’ Rights Provisions”), (i) have not voted in favor of adopting, or executed a writing consenting to the adoption of, as applicable, this Agreement, (ii) shall have demanded properly in writing appraisal for such shares, (iii) have otherwise complied in all respects with the Dissenters’ Rights Provisions, and (iv) have not effectively withdrawn, lost or failed to perfect their rights to appraisal (the “Dissenting Stockholders”), will not be converted into the right to receive the Merger Consideration, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the Dissenters’ Rights Provisions; provided, however, that all shares of Seller Capital Stock held by Seller Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Seller Capital Stock under the Dissenters’ Rights Provisions shall thereupon be deemed to have been cancelled and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration relating thereto, without interest, in the manner provided in Section 3.1 and Section 3.2. Persons who have perfected statutory rights with respect to Dissenting Shares as described above will not be paid as provided in this Agreement and will only have such rights as are provided by the Dissenters’ Rights Provisions with respect to such Dissenting Shares.
          (b) Seller shall give Parent and Purchaser prompt notice of any demands received by Seller for the exercise of appraisal rights with respect to shares of Seller Capital Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands subject, prior to the Effective Time, to consultation with Seller. Seller shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands.
          (c) Each Dissenting Stockholder who becomes entitled under the Dissenters’ Rights Provisions to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Dissenters’ Rights Provisions), and such shares of Seller Capital Stock shall be canceled.

     3.4 Treatment of Options, Restricted Stock and Warrants.
          (a) As of the Effective Time, each Seller Stock Option (or portion thereof) that is outstanding, vested and exercisable immediately prior to the Effective Time (after giving effect to any acceleration of vesting contemplated under any agreement between Seller and the holder of such Seller Stock Option) shall be canceled in exchange for the right to receive from Parent or the Surviving Corporation immediately after the Effective Time, a lump sum cash payment (without interest), less any applicable withholding Taxes, equal to the product of (i) the excess, if any, of (A) the Common Stock Offer Price over (B) the per share exercise price for such Seller Stock Option and (ii) the then vested and exercisable number of shares subject to such Seller Stock Option (after giving effect to any acceleration of vesting contemplated under any agreement between Seller and the holder of such Seller Stock Option). Seller shall, pursuant to the Seller Stock Option Plans or otherwise, (x) take all requisite actions so that each Seller Stock Option outstanding cannot be exercised subsequent to the Acceptance Date and (y) cause each Seller Stock Option outstanding and unexercised immediately prior to the Effective Time to be cancelled at the Effective Time. Seller shall ensure that following the Effective Time and subject to Section 3.4(b), no holder of a Seller Stock Option (or former holder of a Seller Stock Option) shall have any right thereunder to acquire any capital stock of Seller or the Surviving Corporation or any other equity interest therein (including “phantom” stock or stock appreciation rights). The Seller Board (or, if appropriate, any committee thereof administering the Seller Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.
          (b) At the Effective Time, each unvested share of Seller Common Stock subject to restrictions and forfeiture granted pursuant to the Seller Stock Plans or pursuant to agreements with Seller that have been made available to Parent (“Seller Restricted Stock”) that is outstanding immediately prior to the Effective Time shall be converted as of the Effective Time into the right to receive Merger Consideration pursuant to Section 3.1(c); provided that such right to receive the Merger Consideration shall be subject to (x) the same restrictions and vesting arrangements that were applicable to such unvested Seller Restricted Stock immediately prior to the Effective Time and (y) the terms of any Change in Control Arrangement. Therefore, cash otherwise payable pursuant to Section 3.1 in exchange for the Seller Restricted Stock issued and outstanding immediately prior to the Effective Time (“Unvested Cash”) shall not automatically be payable by Parent at the Effective Time, and shall instead become payable by Parent on the date that such shares of Seller Restricted Stock would have become vested under the vesting schedule in place for such shares immediately prior to or at the Effective Time (subject to the restrictions and other terms of such vesting schedule, the agreement evidencing the original purchase of such Seller Restricted Stock and the Change in Control Arrangements). Subject to the terms of the Change in Control Arrangements, Parent shall make all such required payments to holders of Unvested Cash as soon as administratively practicable after the day on which such Unvested Cash would have become vested under the original vesting schedule and in any event no later than fifteen (15) days after the day on which such Unvested Cash becomes vested. Parent shall be entitled to deduct and withhold from any payments of Unvested Cash such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of Law. All outstanding rights that Seller may hold or similar restrictions in Seller’s favor immediately prior to the Effective Time with respect to such Seller Restricted Stock shall be assigned to Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time, subject to the terms of the Change in Control Arrangements.
          (c) Seller shall use its reasonable commercial efforts to cause each Seller Warrant that is outstanding immediately prior to the Acceptance Date to be canceled in exchange for the right to receive from Parent or the Surviving Corporation immediately after the Acceptance Date, a lump sum cash payment (without interest), less any applicable withholding Taxes, equal to the product of (i) the excess, if any, of (A) the Common Stock Offer Price over (B) the per share exercise price for such Seller Warrant and (ii) the total number of shares of Seller Common Stock underlying such Seller Warrant. All Seller Warrants not terminated on or prior to the Acceptance Date (the “Carryover Warrants”), whether vested or unvested, shall be assumed by the Surviving Corporation and after the Effective Time shall become a warrant to acquire, with respect to each share of Seller Common Stock that the holder of such Carryover Warrant would have been entitled to receive had such holder exercised such Carryover Warrant in full immediately prior to the Effective Time, the Common Stock Offer Price (without interest) and shall otherwise be on the same terms and conditions as were applicable under such Carryover Warrant immediately prior to the Effective Time, including, without limitation, the same exercise price per share; provided, however, that, if and to the extent provided in the Carryover Warrant, the holder of such Carryover Warrant may elect to receive, in lieu of receiving the Common Stock Offer Price upon payment of the exercise price in connection with the exercise of a Carryover Warrant from and after the Effective Time, the Black-Scholes value of such Carryover Warrant pursuant to and in accordance with the terms of such Carryover Warrant. Seller shall adopt such resolutions, execute such agreements or take such other actions as may be required to effect the foregoing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PARENT AND PURCHASER
     Parent and Purchaser hereby jointly and severally represent and warrant to Seller as follows:
     4.1 Corporate Organization.
          (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.
          (b) Parent has all requisite power and authority and all necessary governmental approvals to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The articles of organization and bylaws of Parent and the articles of incorporation and bylaws of Purchaser, copies of which have previously been made available to Seller, are true, correct and complete copies of such documents as currently in effect.
          (c) Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Purchaser, which, as of the date hereof, consists of 100 shares of Purchaser Common Stock, is validly issued, fully paid and nonassessable and is owned, beneficially and of record, by Parent, free and clear of any Encumbrance. Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Purchaser has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person that would impair in any material respect the ability of each of Parent and Purchaser, as the case may be, to perform its respective obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement.
     4.2 Authority. Each of Parent and Purchaser has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been recommended by, and are duly and validly authorized by all necessary action of, each of Parent and Purchaser. Except for the filing of the Statement of Merger, no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate each of the Offer, the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Purchaser, and (assuming due authorization, execution and delivery by Seller), constitutes the valid and binding obligations of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to (i) laws of general application relating to the bankruptcy, insolvency and the relief of debtors, or (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.
     4.3 Consents and Approvals. Except (a) for filings, permits, authorizations, consents, and approvals and for the termination or expiration, as applicable, of any applicable waiting periods, as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act and other Antitrust Laws, and state securities or state “Blue Sky” laws, and (b) for filing of the Statement of Merger, none of the execution, delivery or performance of this Agreement by Parent and Purchaser, the consummation by Parent and Purchaser of the transactions contemplated hereby, including the Offer and the Merger, or compliance by Parent and Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Parent or Purchaser, (ii) require either Parent or Purchaser to make any filing with, give any notice to, or obtain any permit, authorization, consent, or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent and Purchaser, as the case may be, is a party or by which it or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent and Purchaser or any of their respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults that, individually or in the aggregate, would not (A) prevent or materially delay consummation of the Offer or the Merger, (B) otherwise prevent or materially delay performance by Parent or Purchaser of their respective material obligations under this Agreement or (C) reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
     4.4 Broker’s Fees. Neither Parent nor Purchaser nor any of their respective officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for legal, accounting and other professional fees payable in connection with the transactions contemplated hereby, all of which will be paid by Parent.
     4.5 Legal Proceedings. There is no claim, suit, action, proceeding or investigation of any nature pending or, to the knowledge of Parent, threatened, against Parent, Purchaser or any Subsidiary of Parent challenging the validity or propriety of the transactions contemplated by this Agreement, which, if adversely determined, would, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
     4.6 Available Funds. Parent has, and at each of the Acceptance Date and the date of the Effective Time will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the aggregate Offer Price and the aggregate Merger Consideration in full as well as to make all other required payments payable in connection with the transactions contemplated hereby.
     4.7 Certain Compensation Arrangements. The parties acknowledge that certain payments are to be made and certain benefits are to be granted according to certain employment compensation, severance and other employee benefit plan(s) to which Parent will be a party (the “Parent Arrangement(s)”) to certain Seller Stockholders and holders of other securities of Seller (the “Covered Securityholders”). Parent hereby represents and warrants that all such amounts payable under Parent Arrangement(s) (i) will be paid or granted as compensation for future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) will not be calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. Parent also hereby represents and warrants that (i) the adoption, approval, amendment or modification of each Parent Arrangement will be approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of Parent in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) will otherwise be applicable thereto assuming that the Seller Board has taken all necessary actions by it to cause such safe harbor to be applicable.

     4.8 Offer Documents; Proxy Statement; Parent Information.
          (a) The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Seller Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by Seller in writing for inclusion in the Offer Documents. The information to be supplied in writing by or on behalf of Parent for inclusion in the Schedule 14D-9, on the date the Schedule 14D-9 is filed with the SEC, and on the date the Schedule 14D-9 is first published, sent or given to the Seller Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (b) The information relating to Parent, Purchaser and their respective Affiliates provided in writing and to be contained in the Proxy Statement or the Information Statement (where and to the extent required by applicable Laws to consummate the Merger), will not, on the date the Proxy Statement or Information Statement is first mailed to the Seller Stockholders or, in the case of the Proxy Statement, at the time of the Special Meeting, and in the case of the Information Statement, on the effectiveness of written consents delivered thereunder, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
     Except as set forth in the disclosure schedules delivered concurrently with the execution of this Agreement to Parent and Purchaser (the “Seller Disclosure Schedule”), which schedules shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with reference to the particular Section to which such information relates; provided that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement to the extent such other Section is cross-referenced or the relevance to such other Section of this Agreement is readily apparent on the face of such disclosure), Seller hereby represents and warrants to Parent and Purchaser as follows:
     5.1 Corporate Organization.
          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Seller has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Except as set forth in Section 5.1(a) of the Seller Disclosure Schedule, Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect. Section 5.1(a) of the Seller Disclosure Schedule lists all names under which Seller or any of its Subsidiaries has done business at any time since January 1, 2000. The Articles of Incorporation (including the Certificate of Designation) and the Bylaws of Seller, copies of which have previously been made available to Parent and Purchaser, are true, correct, and complete copies of such documents as currently in effect. Seller has made available to Parent true, correct, and complete copies of actions taken by written consent by or of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the Seller Stockholders, the Seller Board and any committee thereof, and any similar meetings of any Subsidiary of Seller occurring since January 1, 2000.
          (b) Section 5.1(b) of the Seller Disclosure Schedule sets forth the name and jurisdiction of organization of each Subsidiary of Seller. Each of Seller’s Subsidiaries is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization. Each of Seller’s Subsidiaries has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Except as set forth in Section 5.1(b) of the Seller Disclosure Schedule, each of Seller’s Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not had and would not reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect.
          (c) The articles or certificate of incorporation and bylaws or equivalent organizational documents of each of the Subsidiaries of Seller, copies of which have previously been made available to Parent and Purchaser, are true, correct, and complete copies of such documents as currently in effect.
     5.2 Capitalization.
          (a) Seller is authorized to issue 90,000,000 shares of Seller Common Stock. At the close of business on the day prior to the date of this Agreement, there were 36,632,816 shares of Seller Common Stock issued and outstanding. In addition, at the close of business on the day prior to the date of this Agreement, there were (i) 6,867,656 shares of Seller Common Stock reserved for future issuance under the Seller Stock Plans, (ii) 6,420,271 shares of Seller Common Stock reserved for issuance upon exercise of outstanding Seller Stock Options, subject to adjustment on the terms set forth in the Seller Stock Plans, (iii) 10,072,292 shares of Seller Common Stock reserved for issuance upon exercise of outstanding Seller Warrants, subject to adjustment on the terms set forth in the Seller Warrants, and (iv) 7,027,778 shares of Seller Common Stock reserved for issuance upon the conversion of outstanding shares of Seller Series A Convertible Preferred Stock, subject to adjustment on the terms set forth in the Articles of Incorporation and the Certificate of Designation. Except as set forth in Section 5.2(a) of the Seller Disclosure Schedule, Seller has no shares of Seller Common Stock reserved for issuance other than as described above. All issued and outstanding shares of Seller Common Stock have been, and all shares of Seller Common Stock that may be issued pursuant to the exercise or conversion, as applicable, of outstanding Seller Stock Options, Seller Warrants and Seller Series A Convertible Preferred Stock will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by Law. There are no bonds, debentures, notes or other indebtedness having general voting rights, or convertible into securities having such rights (“Voting Debt”), of Seller or any of its Subsidiaries issued and outstanding. Except for the Seller Stock Plans, the Seller Warrants, the Seller Stock Options, the Seller Series A Convertible Preferred Stock or as reflected in Section 5.2(a) of the Seller Disclosure Schedule, Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for Seller to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Seller Common Stock or Seller Preferred Stock or any other equity security or Voting Debt of Seller or any Subsidiary of Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Seller Common Stock or Seller Preferred Stock or any other equity security or Voting Debt of Seller or any Subsidiary of Seller or obligating Seller or any such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. Except as set forth in Section 5.2(a) of the Seller Disclosure Schedule, there are no outstanding contractual obligations of Seller to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests or Voting Debt in Seller or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Seller. No Subsidiary of Seller owns any shares of Seller Common Stock or Seller Preferred Stock.
          (b) Seller is authorized to issue 10,000,000 shares of Seller Preferred Stock, of which (i) 100,000 shares have been designated as Seller Series A Preferred Stock, (ii) 9,975 shares have been designated as Seller Series A Convertible Preferred Stock, (iii) 3,500,000 shares have been designated as Seller Series AA Convertible Preferred Stock, and (iv) 675,386 shares have been designated as Seller Series BB Convertible Preferred Stock. At the close of business on the day prior to the date of this Agreement, there were 5,060 shares of Seller Series A Convertible Preferred Stock issued and outstanding which are held by and in the amounts set forth in Section 5.2(b) of the Seller Disclosure Schedule and no shares of Seller Series A Preferred Stock, Seller Series AA Convertible Preferred Stock or Seller Series BB Convertible Preferred Stock issued and outstanding. Seller has no unissued shares of Seller Preferred Stock reserved for issuance. All issued and outstanding shares of Seller Series A Convertible Preferred Stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by Law.
          (c) As of the close of business on the day prior to the date of this Agreement, Seller had outstanding Seller Stock Options to purchase 6,171,931 shares of Seller Common Stock and 26,387 shares of Seller Restricted Stock. All of such Seller Stock Options and Seller Restricted Stock have been granted to service providers of Seller and its Subsidiaries in the ordinary course of business and, except as disclosed in Section 5.2(c) of the Seller Disclosure Schedule, pursuant to the Seller Stock Plans. Section 5.2(c) of the Seller Disclosure Schedule sets forth (i) (A) the name of each holder of a Seller Stock Option, (B) the date each Seller Stock Option was granted, (C) the number of shares of Seller Common Stock subject to each such

Seller Stock Option, (D) the vesting schedule of each such Seller Stock Option, (E) the expiration date of each such Seller Stock Option, and (F) the price at which each such Seller Stock Option may be exercised, (ii) (A) the name of each holder of Seller Restricted Stock, (B) the date such Seller Restricted Stock was granted, (C) the number of shares of Seller Common Stock subject to each such Seller Restricted Stock grant, and (D) the vesting schedule of each such Seller Restricted Stock grant, and (iii) (A) the name of each holder of a Seller Warrant, (B) the date each Seller Warrant was granted, (C) the number of shares of Seller Common Stock subject to each such Seller Warrant, (D) the vesting schedule of each such Seller Warrant, (E) the expiration date of each such Seller Warrant, and (F) the price at which each such Seller Warrant may be exercised. Except as set forth in Section 5.2(c) of the Seller Disclosure Schedule, there are no shares of Seller Common Stock outstanding that are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of Seller.
          (d) Section 5.2(d) of the Seller Disclosure Schedule lists for each Subsidiary of Seller the number, class and percentage of equity securities owned or controlled, directly or indirectly, by Seller, and the name of any other holder of equity securities thereof and the number, class and percentage of equity securities owned or controlled, directly or indirectly, by such Person. Except as set forth in Section 5.2(d) of the Seller Disclosure Schedule, no Subsidiary of Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. Except as set forth in Section 5.2(d) of the Seller Disclosure Schedule, there are no outstanding contractual obligations of any Subsidiary of Seller to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries of Seller are duly authorized, validly issued, fully paid and nonassessable and, with respect to such shares held directly or indirectly by Seller, are owned by Seller free and clear of any Encumbrance, except for such Encumbrances set forth in Section 5.2(d) of the Seller Disclosure Schedule.
          (e) Except as set forth in Section 5.2(e) of the Seller Disclosure Schedule, there are no voting trusts or other agreements to which Seller or any of its Subsidiaries is a party with respect to the voting of any shares of any capital stock of, or other equity interest of, Seller or any of its Subsidiaries. Except as set forth in Section 5.2(e) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.
     5.3 Authority. Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder, including the Offer and the Merger, subject to obtaining the approval of the Seller Stockholders to adopt and approve this Agreement and approve the Merger. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate each of the Offer and the Merger and the other transactions contemplated hereby, except if required by applicable Law for the adoption and approval of this Agreement by the Seller Stockholders, the approvals of the Merger by the Seller Stockholders, and the filing of the Statement of Merger with the Secretary of State of the State of Colorado. The Seller Board has, and the independent directors of Seller have unanimously, (i) determined and declared that this Agreement, the Transaction and each of the Offer and the Merger are advisable and in the best interest of Seller and the Seller Stockholders, (ii) approved the Offer and the Merger in accordance with the CBCA and the CAA, (iii) adopted this Agreement and (iv) recommended that the Seller Stockholders accept the Offer, tender their shares of Seller Capital Stock into the Offer, and, if required by applicable Law, adopt and approve this Agreement and approve the Merger. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Parent and Purchaser) constitutes the valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, subject to (i) laws of general application relating to the bankruptcy, insolvency and the relief of debtors, or (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.
     5.4 No Violation; Required Filings and Consents. Assuming the adoption and approval of this Agreement by the Seller Stockholders and except (a) for filings, permits, authorizations, consents and approvals, and for the termination or expiration, as applicable, of any applicable waiting periods, as may be required under, and other applicable requirements of the Exchange Act, the Securities Act, the HSR Act and other Antitrust Laws and state securities or state “Blue Sky” laws, (b) for filing of the Statement of Merger, and (c) as otherwise set forth in Section 5.4 of the Seller Disclosure Schedule, none of the execution, delivery or performance of this Agreement by Seller, the consummation by Seller of the transactions contemplated hereby, including the Offer and the Merger, or compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Articles of Incorporation (including the Certificate of Designation), Bylaws or other organizational documents of Seller or any equivalent organizational documents of any Subsidiary of Seller, (ii) require Seller or any of its Subsidiaries to make any filing with, give any notice to, or obtain any permit, authorization, consent or approval of, any Governmental Authority, (iii) (A) require Seller or any of its Subsidiaries to give any notice to, or obtain any consent from, any Person under, or (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller or any Subsidiary of Seller is a party or by which it or any of its or their properties or assets may be bound, (iv) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Encumbrance on any asset of Seller or any of its Subsidiaries or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of its Subsidiaries or any of their respective properties or assets, excluding from the foregoing clauses (ii), (iii), (iv) and (v) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, defaults or rights of termination, cancellation or acceleration that, individually or in the aggregate, would not (A) prevent or materially delay consummation of the Offer and the Merger, (B) otherwise prevent or materially delay performance by Seller of its material obligations under this Agreement, or (C) reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
     5.5 SEC Filings; Controls and Procedures.
          (a) Since January 1, 2006, Seller has filed or furnished (as applicable) all registration statements, forms, reports, certifications and other documents required to be filed or furnished by Seller with the SEC, and has made available to Parent complete and accurate copies of all registration statements, forms, reports, certifications and other documents filed by Seller with the SEC since Seller became a SEC reporting company, including all certifications and statements required by (i) Rule 13a-14 or 15d-14 of the Exchange Act or (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act). All such registration statements, forms, reports, certifications and other documents filed or furnished to the SEC since January 1, 2006 (including those that Seller may file or furnish after the date hereof until the Closing) are referred to herein as the “Seller SEC Documents.” All of the Seller SEC Documents are publicly available on the SEC’s EDGAR system. Seller has made available to Parent complete and accurate copies of all comment letters or other material correspondence received by Seller from the staff of the SEC and all responses to such comment letters or other material correspondence by or on behalf of Seller, in each case since January 1, 2006. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Seller SEC Documents. To Seller’s knowledge, none of the Seller SEC Documents is the subject of ongoing SEC review. Except as set forth in Section 5.5(a) of the Seller Disclosure Schedule, the Seller SEC Documents (i) were or will be filed or furnished on a timely basis, (ii) at the time filed or furnished, were or will be prepared in compliance as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Seller SEC Documents, and (iii) did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller SEC Documents or necessary in order to make the statements in such Seller SEC Documents, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Seller is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. No executive officer of Seller has failed to make certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report. Seller is in compliance in all material respects with all provisions of the Sarbanes-Oxley Act to which it is subject.
          (b) Seller and its Subsidiaries: (i) except as set forth in Section 5.5(b) of the Seller Disclosure Schedule, maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; and (C) access to assets is permitted only in accordance with management’s general or specific authorization; (ii) have implemented and maintain disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information relating to Seller, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Seller by others within those entities as appropriate to allow timely decisions regarding required disclosure; (iii)

except as set forth in Section 5.5(b) of the Seller Disclosure Schedule, have designed a system of internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; and (iv) have disclosed, based on its most recent evaluation prior to the date hereof, to Seller’s outside auditors and the audit committee of the Seller Board, (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Seller’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal control over financial reporting.
          (c) Except as set forth in Section 5.5(c) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet, partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Seller and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Seller or any of its Subsidiaries in Seller’s or such Subsidiary’s published financial statements or the Seller SEC Documents.
          (d) Except as set forth in Section 5.5(d) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries nor, to Seller’s knowledge, any director, officer, employee, auditor, accountant, consultant or representative of Seller or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing Seller or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to the Seller Board or any committee thereof or to any director or executive officer of Seller. Neither Seller nor any member of the Seller Board has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, of the violation or possible violation of any applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act by Seller or any of its Subsidiaries.
     5.6 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Seller SEC Documents at the time filed (the “Seller Financial Statements”) (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of Seller and its Subsidiaries as of the dates thereof and the consolidated results of its operations, cash flows and changes in stockholders’ equity for the periods indicated, consistent with the books and records of Seller and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or will not be material in amount or effect. The audited balance sheet of Seller as of December 31, 2008 is referred to herein as the “Seller Balance Sheet.”
     5.7 Absence of Undisclosed Liabilities. Except as set forth in Section 5.7 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has any obligations or liabilities (whether or not accrued, contingent or otherwise, and whether or not required to be reflected in financial statements in accordance with GAAP), except for: (i) liabilities disclosed in the Seller Financial Statements contained in the Seller SEC Documents filed with the SEC prior to the date of this Agreement; (ii) liabilities incurred in connection with the transactions contemplated by this Agreement (including the Offer and the Merger); and (iii) liabilities that, either alone or in the aggregate, have not had, and would not reasonably be expected to have, a Seller Material Adverse Effect.
     5.8 Absence of Certain Changes or Events. Except as set forth in Section 5.8 of the Seller Disclosure Schedule, since the date of the Seller Balance Sheet, (a) Seller and each of its Subsidiaries have conducted its respective business in all material respects in the ordinary course consistent with their past practice, (b) other than as a result of the transactions contemplated by this Agreement, there has not been: (i) any adverse change in the financial condition, operations or business of Seller that would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect; (ii) any declaration, setting aside, or payment of any dividend or other distribution in respect of the Seller Capital Stock, or any direct or indirect redemption, purchase or any other acquisition by Seller of any Seller Capital Stock except with respect to the cashless exercise of Seller Stock Options or Seller Warrants or the repurchase of any Seller Capital Stock from former employees, officers, directors, or consultants pursuant to any plan, agreement or arrangement with such Person; (iii) any transfer, sale, lease, sublease or license or other disposition of material assets or properties of Seller or any of its Subsidiaries (except for sales of Seller Products in the ordinary course of business consistent with past practice); (iv) any write down or write up of the value of any receivable or revalue of any assets of Seller or any of its Subsidiaries that would reasonably be expected to be material to Seller and its Subsidiaries taken as a whole in amount or effect; or (v) any material settlement, payment or discharge of any litigation, investigation, or arbitration, (c) there has not been any change, event, circumstance, development or effect which has had, or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and (d) neither Seller nor any of its Subsidiaries has taken or permitted to occur any action that if taken after the date of this Agreement without Parent or Purchaser’s written consent would constitute a violation of Section 6.1(a), (h), (i), (l) (except as disclosed in the Seller SEC Documents filed after the date of the Seller Balance Sheet) or (o).
     5.9 Broker’s Fees. Neither Seller nor any Subsidiary of Seller nor any of their respective officers, directors, employees, or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Offer and the Merger), except for fees and commissions incurred in connection with the engagement of the financial advisor set forth in Section 5.9 of the Seller Disclosure Schedule (“Seller’s Financial Advisor”) and for

legal, accounting and other professional fees payable in connection with the transactions contemplated hereby, all of which will be payable by Seller. True, correct and complete copies of all agreements between Seller and Seller’s Financial Advisor concerning this Agreement and the Transaction, including, without limitation, any fee arrangements, have been previously made available to Parent.
     5.10 Legal Proceedings. Except as set forth in Section 5.10 of the Seller Disclosure Schedule, (a) there is no suit, claim, complaint, action, arbitration, investigation of a Governmental Authority, alternative dispute resolution action or any other judicial, administrative or arbitral proceeding (any of the foregoing, an “Action”) pending or, to the knowledge of Seller, threatened against Seller or any of its Subsidiaries, and (b) neither Seller nor any Subsidiary is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority, which, in the case of (a) or (b), (i) imposes or seeks to impose any legal restraint on or prohibition against or limit on Seller’s ability to operate its business as it is presently conducted, (ii) seeks or effects injunctive relief, (iii) involves an amount in controversy in excess of $100,000, (iv) would, individually or in the aggregate, (A) prevent or materially delay the consummation of the Offer or the Merger, or (B) otherwise prevent or materially delay performance by Seller of any of its material obligations under this Agreement, or (v) has resulted in or would reasonably be expected to result in, individually or in the aggregate, a Seller Material Adverse Effect.
     5.11 Permits; Compliance with Applicable Laws. Except as set forth in Section 5.11 of the Seller Disclosure Schedule, Seller and its Subsidiaries possess and are in compliance with the terms of all permits, licenses, authorizations, certificates, orders, registrations, consents, approvals, clearances and franchises from Governmental Authorities required to conduct their respective businesses as currently conducted (the “Seller Permits”); all such Seller Permits are valid, and in full force and effect; and no suspension, modification or cancellation of any such Seller Permits is pending or, to the knowledge of Seller, threatened, except where the failure to possess, noncompliance, failure to be valid and in full force and effect, suspension, modification or cancellation would not, individually or in the aggregate, have a Seller Material Adverse Effect. Except as set forth in Section 5.11 of the Seller Disclosure Schedule, Seller and each of its Subsidiaries are and have been in compliance with all applicable Laws, except for any noncompliance that would not, individually or in the aggregate, have a Seller Material Adverse Effect.
     5.12 Taxes and Tax Returns.
          (a) Except as set forth in Section 5.12(a) of the Seller Disclosure Schedule, each of Seller and its Subsidiaries has (i) timely filed (or has caused to be timely filed on its behalf) (after taking into account any extension of time within which to file) all Tax Returns required to be filed by it and all such Tax Returns are correct and complete in all material respects; and (ii) timely paid (or has caused to be timely paid on its behalf) all Taxes required to have been paid by it whether or not shown on any Tax Return, except for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Seller Financial Statements in accordance with GAAP. The most recent financial statements contained in the Seller SEC Reports reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all unpaid Taxes of Seller and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP and since such date, neither Seller nor any of its Subsidiaries has incurred any Taxes other than Taxes resulting from operations in the ordinary course of business consistent with past practice and custom. Except as set forth in Section 5.12(a) of the Seller Disclosure Schedule, Seller and its Subsidiaries have made available to Parent all Tax Returns filed by Seller or its Subsidiaries after December 31, 2005. There are no liens for Taxes (other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings) on any of Seller’s or any Subsidiary’s assets. Except as set forth in Section 5.12(a) of the Seller Disclosure Schedule, each of Seller and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing by Seller or its Subsidiaries to any employee, independent contractor, creditor, stockholder, or other third party. Except as set forth in Section 5.12(a) of the Seller Disclosure Schedule, no deficiency for any Taxes has been asserted or assessed by a governmental agency against Seller or any of its Subsidiaries, which deficiency has not been paid in full.
          (b) Except as set forth in Section 5.12(b) of the Seller Disclosure Schedule, there are no pending Tax audits of any Tax Returns of Seller or any of its Subsidiaries and neither Seller nor any of its Subsidiaries has received notice of any unresolved questions or claims concerning its Taxes. Neither Seller nor any of its Subsidiaries has been advised that any foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Seller or any of its Subsidiaries. No claim has ever been made by a governmental agency in a jurisdiction where either Seller or any of its Subsidiaries does not file a Tax Return that one of the foregoing may be subject to Taxes or Tax Return filing obligations by such jurisdiction. Neither Seller nor its Subsidiaries have waived, or been requested to waive, any statute of limitations in respect of Taxes. Neither Seller nor its Subsidiaries have agreed to any extension of time with respect to an assessment or deficiency with respect to Taxes. Neither Seller nor any of its Subsidiaries is a party to or bound by any Tax sharing or similar agreement.
          (c) Neither Seller nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or any corresponding provision of state, local or foreign Tax law.
          (d) Except as set forth in Section 5.12(d) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has been a member of an affiliated group (other than a consolidated group of which Seller is the parent) within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return, and neither Seller nor its Subsidiaries has any liability for the Taxes of any Person or entity under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise. Other than the Subsidiaries of Seller, Seller does not have any interest in any trust, partnership, corporation, limited liability company, or other business entity.
          (e) Except as set forth in Section 5.12(e) of the Seller Disclosure Schedule, each of Seller and its Subsidiaries is, and has always been, an accrual method taxpayer. Except as set forth in Section 5.12(e) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date. Neither Seller nor any of its U.S. Subsidiaries has been notified of, or has any knowledge of its participation in (including participation as a reporting shareholder under Treasury Regulation Section 1.6011-4(c)(3)(i)(G)) a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). Neither Seller nor any of its Subsidiaries has within the past three (3) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code. Except as set forth in Section 5.12(e) of the Seller Disclosure Schedule, all transactions occurring between the Seller and any Subsidiary, or between any of Seller’s Subsidiaries, has been negotiated at arm’s length and Seller and each Subsidiary has maintained adequate documentation of such transactions and arm’s length negotiations.
          (f) Seller is and always has been a corporation taxable under subchapter C of the Code for U.S. federal income tax purposes. Schedule 5.12(f) of the Seller Disclosure Schedule accurately lists the U.S. federal income tax classification of each Subsidiary of Seller. Schedule 5.12(f) of the Seller Disclosure Schedule sets forth all countries, states, provinces, cities, and other jurisdictions in which Seller and each of its Subsidiaries either (i) has been subject to any Tax at any time during the past four years; (ii) is currently subject to any Tax; or (iii) is or has been during the past four years subject to a claim that Seller or one of its Subsidiaries is subject to any Tax. No Subsidiary of Seller which is a non-United States corporation shall (x) have recognized a material amount of “subpart F income” as defined in Section 952 of the Code during a taxable year which includes but does not end on the Closing Date, or (y) have a material amount of investments in “United States property” within the meaning of Section 956 of the Code during the taxable year which includes but does not end on the Closing Date. No Subsidiary of Seller has ever been a passive foreign investment company (“PFIC”) within the meaning of Section 1297 of the Code and will not be a PFIC as of the Closing Date. Seller and each of its Subsidiaries has filed all reports and has created and/or retained all records required under Sections 6038, 6038B, 6038C, 6046 and 6046A of the Code.
     5.13 Employee Benefit Programs.
          (a) Schedule 5.13(a) sets forth a true, complete and correct list of every Employee Program that is maintained by Seller or any ERISA Affiliate or with respect to which Seller or any ERISA Affiliate has or may have any liability (the “Seller Employee Programs”).
          (b) True, complete and correct copies of the following documents, with respect to each Seller Employee Program, where applicable, have been made available to Parent: (i) all documents embodying or governing such Seller Employee Program and any funding medium for the Seller Employee Program; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed IRS Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any state or federal agency since January 1, 2004.
          (c) Each Seller Employee Program that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Seller Employee Program for any period for which such Seller Employee Program would not otherwise be covered by an IRS determination and no event or omission has occurred that would cause any Seller Employee Program to lose such qualification.
          (d) (i) Each Seller Employee Program is, and has been operated, in material compliance with applicable laws and regulations and is and has been administered in all material respects in accordance with applicable laws and regulations and with its terms. (ii) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of Seller, threatened with respect to any Seller Employee Program or any fiduciary thereof, and, to the knowledge of Seller, there is no reasonable basis for any such litigation or proceeding. (iii) All payments and/or contributions required to have been made with respect to all Seller Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Seller Employee Program and applicable law.
          (e) No Seller Employee Program is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which Seller or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.
          (f) Since January 1, 2004, neither Seller nor any ERISA Affiliate has ever maintained any Seller Employee Program that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan and neither Seller nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.
          (g) Except as set forth in Section 5.13(g) of the Seller Disclosure Schedule, none of the Seller Employee Programs provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and Seller has never promised to provide such post-termination benefits.
          (h) (i) Each Seller Employee Program may be amended, terminated, or otherwise modified by Seller to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Seller Employee Program has failed to effectively reserve the right of Seller or the ERISA Affiliate to so amend, terminate or otherwise modify such Seller Employee

Program. (ii) Neither Seller nor any of its ERISA Affiliates has announced its intention to modify or terminate any Seller Employee Program or adopt any arrangement or program which, once established, would come within the definition of a Seller Employee Program. (iii) Each asset held under each Seller Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.
          (i) (i) The per share exercise price of each Seller Stock Option was no less than the fair market value of a share of Seller Common Stock on the date of grant of such Seller Stock Option (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code. (ii) Each Seller Employee Program that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.
          (j) Except as set forth in Section 5.13(j) of the Seller Disclosure Schedule, to Seller’s knowledge, no Seller Employee Program is subject to the laws of any jurisdiction outside the United States.
          (k) Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) except as set forth in Section 5.13(k)(i) of the Seller Disclosure Schedule, result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of Seller or any of its ERISA Affiliates; (ii) limit the right of Seller or any of its ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Seller Employee Program or related trust; or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of Seller or an ERISA Affiliate.
          (l) Except as set forth in Section 5.13(l) of the Seller Disclosure Schedule, no Seller Employee Program, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code or any other provision of the Code or any similar foreign Law, as a result of the transactions contemplated by this Agreement alone or together with any other event
          (m) The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of Seller, including the Seller Employee Programs (collectively, the “Arrangements”), to the Covered Securityholders. Seller hereby represents and warrants that all such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. Seller also hereby represents and warrants that the Compensation Committee of the Seller Board (the “Seller Compensation Committee”) (i) at a meeting duly called and held at which all members of the Seller Compensation Committee were present, duly and unanimously adopted resolutions approving as an Employment Compensation Arrangement (A) each Arrangement presented to the Seller Compensation Committee on or prior to the date hereof, (B) the treatment of the Seller Stock Options and Seller Restricted Stock in accordance with the terms set forth in this Agreement, and (C) the terms of Section 7.4 and Section 7.5 of this Agreement, which resolutions have not been rescinded, modified or withdrawn in any way, and (ii) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. The Seller Board has determined that each of the members of the Seller Compensation Committee are, and Seller represents and warrants that each of the members of the Compensation Committee are and at the Acceptance Date will be, “independent directors” as defined in NASDAQ Marketplace Rule 5605(a)(2) and eligible to serve on the Seller Compensation Committee under the Exchange Act and the rules and regulations thereunder and the NASDAQ Marketplace Rules (regardless of applicability to Seller). Seller has provided to Parent copies of all resolutions adopted or actions taken in connection with all such Employment Compensation Arrangements. Each such Employment Compensation Arrangement in existence as of the date hereof is listed on Section 5.13(m) of the Seller Disclosure Schedule. As used in this Agreement, “Employment Compensation Arrangement” means (i) any employment agreement, severance agreement or change of control agreement between Seller or any of its Subsidiaries, on the one hand, and any officer, director or other stockholder of Seller or any of its Subsidiaries, on the other hand, and any severance or change of control arrangement or policy maintained by Seller, and any amendments thereto entered into during the twelve (12) months immediately prior to the date hereof, (ii) any Seller Stock Options and Seller Restricted Stock or (iii) any other “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act.
          (n) For purposes of this section:
          (i) “Employee Program” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors. In the case of a Seller Employee Program funded through a trust described in Section 401(a) of the Code, or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.
          (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          (iii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee

Program, or if such Employee Program provides benefits to or otherwise covers any current or former employee, officer or director of such entity (or their spouses, dependents, or beneficiaries).
          (iv) An entity is an “ERISA Affiliate” of Seller if it would have ever been considered a single employer with Seller under Section 4001(b) of ERISA or part of the same “controlled group” as Seller for purposes of Section 302(d)(3) of ERISA.
          (v) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.
     5.14 Labor and Employment Matters.
          (a) Section 5.14 of the Seller Disclosure Schedule contains a complete and accurate list of Seller Employees describing for each such Seller Employee the position, whether classified as exempt or non-exempt for wage and hour purposes, date of hire, business location, annual base salary, whether paid on a salary, hourly or commission basis and the actual rates of compensation, average scheduled hours per week, bonus potential, status (i.e., active or inactive and if inactive, the type of leave and estimated duration) and the total amount of bonus, severance and other amounts to be paid to such Seller Employee at the Closing or otherwise in connection with the transactions contemplated hereby. Section 5.14 of the Seller Disclosure Schedule contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the business of Seller and classified by Seller as other than Seller Employees or compensated other than through wages paid by Seller through its payroll department and reported on a form W-4 (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business, fee or compensation arrangements and other contractual terms with Seller. Neither Seller nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization except outside of the United States in the ordinary course of business. To the knowledge of Seller, neither Seller nor any of its Subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor is there pending or threatened, any labor strike or lockout involving Seller or any of its Subsidiaries.
          (b) Seller and its Subsidiaries are in compliance in all material respects with all federal, state, and foreign Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, but not limited to, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and the Immigration Reform Control Act of 1986, related rules and regulations adopted by those federal agencies responsible for the administration of such Laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. Except as set forth in Section 5.14(b) of the Seller Disclosure Schedule, to Seller’s knowledge, (i) there are no audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of Seller and

(ii) no informal or formal complaints or demands relating to employment practices of Seller have been made to any Governmental Authority or submitted in writing to Seller. Except as set forth in Section 5.14(b) of the Seller Disclosure Schedule, Seller is not, and within the last three (3) years Seller has not been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters. All Seller employees are employed at-will and, except as set forth in Section 5.14 of the Seller Disclosure Schedule, no Seller Employees are subject to any contract with Seller.
          (c) Except as set forth on Section 5.14 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar state, local or foreign law or regulation affecting any site of employment of Seller or one or more facilities or operating units within any site of employment or facility of Seller, and, during the ninety (90)-day period preceding the date hereof, no Seller Employee has suffered an “employment loss,” with respect to Seller as defined in the WARN Act. Section 5.14 of the Seller Disclosure Schedule sets forth for each Seller Employee who has suffered such an “employment loss” during the ninety (90)-day period preceding the date hereof (i) the name of such employee, (ii) the date of hire of such employee, (iii) such employee’s regularly scheduled hours over the six (6) month period prior to such “employment loss,” (iv) the reason for the employment loss, and (v) such employee’s last job title(s), location, assignment(s) and department(s).
          (d) Neither Seller nor any of its Subsidiaries is (i) except as set forth in Section 5.14(d) of the Seller Disclosure Schedule, subject to any affirmative action obligations under any Law, including, without limitation, Executive Order 11246, or (ii) is a government contractor or subcontractor for purposes of any law with respect to the terms and conditions of employment, including, without limitation, the Service Contracts Act or prevailing wage laws.
     5.15 Material Contracts.
          (a) Except as set forth in Section 5.15 of the Seller Disclosure Schedule and except for this Agreement, none of Seller or its Subsidiaries is a party to or bound by any contract, agreement, commitment, arrangement, lease (including with respect to personal property) or other instrument (“Contract”):
     (i) that is or would be required to be filed by Seller as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act or disclosed by Seller on a Current Report on Form 8-K;
     (ii) containing covenants binding upon Seller or its Subsidiaries that restrict the ability of Seller or any of its Subsidiaries to compete in any business or geographic area that, following the Merger, would apply to Parent and its Subsidiaries, including the Surviving Corporation, granting any exclusive rights, or containing a “most favored nation” or similar provision;
     (iii) involving the payment or receipt of more than $200,000 in fees or other amounts per year in the aggregate, or more than $500,000 in fees or other amounts over the remaining term of such Contract;

     (iv) that, with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture;
     (v) involving the acquisition from another Person, or disposition to another Person, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person which (A) was entered into after December 31, 2006 or that has not yet been consummated and which provides for aggregate consideration under such Contract (or series of related Contracts) in excess of $500,000 (other than acquisitions or dispositions of assets in the ordinary course of business) or the issuance of Seller Capital Stock, or (B) contains representations, covenants, indemnities or other obligations that would reasonably be expected to result in payments in excess of $300,000;
     (vi) any employment, consulting or other Contract of Seller or any of its Subsidiaries with (A) any member of Seller’s Board or a member of the board of directors of any Subsidiary of Seller, (B) any executive officer of Seller or any of its Subsidiaries or (C) any other employee of Seller or any of its Subsidiaries earning an annual salary equal to or in excess of $100,000, other than those Contracts terminable by Seller or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to Seller or any of its Subsidiaries;
     (vii) granting or obtaining any right to use any material Intellectual Property Assets under any of the Licenses-In or Licenses-Out, as applicable (other than Contracts granting Seller or any of its Subsidiaries rights to use readily available commercial software having an acquisition price of less than $5,000 in the aggregate for all such related Contracts), or restricting Seller’s rights, or permitting other Persons, to use or register any material Intellectual Property Assets;
     (viii) pursuant to which Seller or any of its Subsidiaries use or hold any material real or personal property, including but not limited to, any Seller Lease, and any other leases, subleases, licenses, sublicenses or operating rights relating thereto;
     (ix) pursuant to which any material indebtedness of Seller or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by Seller or any of its Subsidiaries of any indebtedness of any other Person (other than Seller or any of its Subsidiaries) (excluding trade payables arising in the ordinary course of business) that would be material to Seller and its Subsidiaries;
     (x) with any Affiliate;
     (xi) pursuant to which Seller or any Subsidiary of Seller provides source code to any third party for any Seller Product, including any contract to put such source code in escrow with a third party on behalf of a licensee or contracting party;
     (xii) with the federal government, any foreign government, any state or local government, or any division, subdivision, department, agency or instrumentality thereof; or
     (xiii) providing for indemnification by Seller or any of its Subsidiaries of any Person, except for contracts which are not material to the business as a whole and entered into in the ordinary course.
Each such Contract described in clauses (i) through (xiii) is referred to herein as a “Seller Contract.”
          (b) Except as set forth in Section 5.15(b) of the Seller Disclosure Schedule, (i) each of the Seller Contracts is valid and binding on Seller or its Subsidiaries, as the case may be, and, to the knowledge of Seller, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (ii) Seller and each of its Subsidiaries, and, to the knowledge of Seller, each other party thereto, has performed all obligations required to be performed by it under each Seller Contract, except where noncompliance would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (iii) neither Seller nor any of its Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, would reasonably be expected to constitute, a default on the part of Seller or any of its Subsidiaries under any such Seller Contract, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and (iv) to the knowledge of Seller, there are no events or conditions which constitute, or, after notice or lapse of time or both, would reasonably be expected to constitute a default on the part of Seller or any of its Subsidiaries or any counterparty under such Seller Contract, except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
     5.16 Properties.
          (a) Neither Seller nor any of its Subsidiaries owns or has ever owned any real property.
          (b) Section 5.16(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by Seller or any of its Subsidiaries (collectively “Seller Leases”) and the location of the premises. Neither Seller nor any of its Subsidiaries nor, to Seller’s knowledge, any other party to any Seller Lease, is in default under any of the Seller Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Seller Material Adverse Effect. Each of the Seller Leases is in full force and effect and is enforceable against Seller or the applicable Subsidiary, as the case may be, and, to Seller’s knowledge, against each other party thereto, in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. Neither Seller nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than Seller and its Subsidiaries. Seller has made available to Parent complete and accurate copies of all Seller Leases.
          (c) Except as set forth in Section 5.16 of the Seller Disclosure Schedule, the machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by Seller or any of its Subsidiaries are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and Seller and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets that are material to Seller and its Subsidiaries, taken as a whole, free and clear of all Encumbrances, except for defects in title that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
     5.17 Environmental Liability. There are, and have been, no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations pending or, to Seller’s knowledge, threatened, of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Seller or any of its Subsidiaries of any liability or obligation arising under common law, under any lease or sublease, or under any foreign, local, state or federal environmental statute, regulation, ordinance or Law including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability or obligation has had or would reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect. To the knowledge of Seller, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. Neither Seller nor any of its Subsidiaries is, or has been, subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing.
     5.18 State Takeover Laws; Required Stockholder Vote .
          (a) The Seller Board has approved this Agreement and the Support Agreements and has taken all other requisite action such that the provisions of any anti-takeover laws and regulations of any Governmental Authority and any provisions of Seller’s Articles of Incorporation and the Certificate of Designation relating to, or notice obligations in respect of, special voting requirements for certain business combinations, will not apply to this Agreement, the Support Agreements or any of the transactions contemplated hereby or thereby.
          (b) The only votes, or written consents in lieu thereof, of holders of any class of capital stock of Seller that may be necessary to adopt and approve this Agreement and approve the Merger is the adoption and approval of this Agreement and the Merger by the affirmative vote, or written consent, as the case may be, of holders of a majority of the outstanding shares of (i) Seller Common Stock and (ii) Seller Series A Convertible Preferred Stock, in each case voting or consenting as a separate class (any such vote, or written consents in lieu thereof, “Seller Stockholder Approval”).

     5.19 Intellectual Property.
          (a) Section 5.19(a) of the Seller Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by Seller or any of its Subsidiaries (“Seller Patents”) and Patents licensed to Seller or any of its Subsidiaries by any other Person (“In-licensed Patents”), (ii) registered and material unregistered Marks owned by Seller or any of its Subsidiaries (“Seller Marks”), (iii) registered Copyrights owned by Seller or any of its Subsidiaries (“Seller Copyrights”), (iv) licenses, sublicenses or other agreements under which Seller or any of its Subsidiaries is granted rights by any other Person in any Intellectual Property Assets (“Licenses In”) (other than commercial off the shelf software which is made available for a total cost of less than $2,000), and (v) licenses, sublicenses or other agreements under which Seller or any of its Subsidiaries has granted rights to any other Person in any Seller Intellectual Property Assets (“Licenses Out”). In the case of any licenses, sublicenses or other agreements disclosed pursuant to the foregoing clauses (iv) or (v), Section 5.19(a) of the Seller Disclosure Schedule also sets forth whether each such license, sublicense or other agreement is exclusive or non-exclusive. Complete and correct copies of all Seller Patents (including all papers filed with the U.S. Patent and Trademark Office or in any similar office or agency in the world related thereto) listed on Section 5.19(a) of the Seller Disclosure Schedule have been provided or made available to Parent.
          (b) Except as set forth in Section 5.19(b) of the Seller Disclosure Schedule:
          (i) Seller or a Subsidiary of Seller exclusively owns all right, title and interest in and to the Intellectual Property Assets purported to be owned by Seller or such Subsidiary, listed on Section 5.19(a) of the Seller Disclosure Schedule, free and clear of any and all Encumbrances;
          (ii) Seller or a Subsidiary of Seller has a valid and enforceable license or right to use all Intellectual Property Assets used in or necessary for the conduct of Seller’s Business, and all such licensed Intellectual Property Assets, including the In-licensed Patents, other than as set forth in Section 5.19(b)(ii) of the Seller Disclosure Schedule, will not cease to be valid and enforceable rights of the Seller or any of its Subsidiaries by reason of the execution, delivery and performance of this Agreement or by any ancillary agreements executed in connection with this Agreement or the consummation of the transactions contemplated hereby or thereby;
          (iii) to the knowledge of Seller, Seller or a Subsidiary of Seller owns, licenses or otherwise has the right to use all Intellectual Property Assets necessary for the conduct of Seller’s Business, including to use, manufacture, market, sell, offer to sell, license, import and distribute the Seller Products;
          (iv) all Seller Intellectual Property Assets listed in Section 5.19(a) of the Seller Disclosure Schedule that are issued by, registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world have been timely and duly filed, have been duly maintained and prosecuted, and are currently in compliance with all formal legal requirements (including without limitation, as applicable, the payment of filing, examination and maintenance and related fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and, to the knowledge of Seller, all Seller Intellectual Property Assets owned by or exclusively licensed to Seller or any of its Subsidiaries are valid and enforceable;
          (v) except as set forth in Section 5.19(b)(v) of the Seller Disclosure Schedule, none of the Seller Intellectual Property Assets that has been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date;
          (vi) as of the date hereof, there are no pending or, to the knowledge of Seller, threatened claims, proceedings or actions against Seller or any of its Subsidiaries (A) alleging that the operation of Seller’s Business or any of the Seller Intellectual Property Assets or Seller Products infringes or misappropriates the rights of others under any Intellectual Property Assets (“Third Party Rights”) or (B) that otherwise challenge the right of Seller or any of its Subsidiaries with respect to the conduct of the Seller’s Business or the use or ownership of any Intellectual Property Assets. Except as set forth in Section 5.19(b)(vi) of the Seller Disclosure Schedule, as of the date hereof, no interference, opposition, reissue, or reexamination is or has been pending or, to Seller’s knowledge, threatened, in which the scope, validity, or enforceability of any of the Seller Intellectual Property Assets or any of its Subsidiaries is being or has been, contested or challenged. To the knowledge of the Seller, none of the Seller Intellectual Property Assets is subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court affecting the rights of Seller or any of its Subsidiaries with respect thereto. All Seller Products made, used, offered for sale, sold or imported under the Seller Patents have been marked with the proper patent notice;
          (vii) neither the operation of Seller’s Business, including the manufacture, use, sale, offer for sale, or importation of Seller Products, nor any activity of Seller or any of its Subsidiaries infringes upon or misappropriates any (A) Third Party Rights, other than the rights of any Person under any Patent, and (B) to Seller’s knowledge, rights of any Person under any Patent;
          (viii) except for any Seller Intellectual Property Assets licensed to Seller or any of its Subsidiaries under any Licenses In, no Seller Personnel or any other Person other than Seller or any of its Subsidiaries, owns any rights in or to any Seller Intellectual Property Assets;
          (ix) to the knowledge of Seller, there is no, and has been no, infringement upon or misappropriation by any Person of any of the Seller Intellectual Property Assets;
          (x) Seller and its Subsidiaries have taken all reasonable measures to protect the confidentiality and value of all Trade Secrets owned by Seller or a Subsidiary of Seller and used by Seller or a Subsidiary of Seller in the operation of Seller’s Business (the “Seller Trade Secrets”) and to protect the confidentiality of all confidential information of Seller’s and its Subsidiaries’ customers or other third parties possessed or used by Seller and its Subsidiaries in the operation of Seller’s Business. To Seller’s knowledge, without limiting the foregoing, no Seller Personnel is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of any of the Seller Intellectual Property Assets or the Seller Products;
          (xi) neither Seller nor any of its Subsidiaries has intentionally incorporated in the Seller Products any “viruses,” “worms,” “time bombs,” “key-locks,” or any other code or devices that could materially disrupt or interfere with the operation of Seller Products or equipment upon which Seller Products operate or the integrity of the data or information Seller Products process or produce in a manner adverse to Seller and its Subsidiaries or any licensee (collectively, “Harmful Code”); and Seller and its Subsidiaries have used commercially reasonable efforts to prevent the introduction of any such Harmful Code into all Seller Products;
          (xii) (A) to the knowledge of Seller, no event has occurred, and no circumstance or condition exists, including the transactions contemplated by this Agreement, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any of the Source Code to any other Person who is not an employee of Seller or any of its Subsidiaries, and (B) since the Source Code of each Seller Product was developed by or on behalf of Seller or any of its Subsidiaries, such Source Code has not been provided or disclosed to any other Person who is not an employee or independent contractor of Seller or any of its Subsidiaries;
          (xiii) to the knowledge of Seller, neither Seller nor any of its Subsidiaries has any obligation to compensate any Person for the use of any Intellectual Property Assets; Seller and its Subsidiaries have not entered into any agreement to indemnify any other Person against any claim of infringement or misappropriation of any Intellectual Property Assets with the exception of the Licenses In and Licenses Out. Other than as set forth in Section 5.19(b)(xiii), there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (A) restrict Seller’s or any of its Subsidiaries’ rights to use any Intellectual Property Asset, (B) restrict Seller’s Business, in order to accommodate a Third Party Right, or (C) permit any other Person to use any Seller Intellectual Property Assets;
          (xiv) to the knowledge of Seller, other than as set forth in Section 5.19(b)(xiv) of the Seller Disclosure Schedule, (A) no Software governed by a license commonly referred to as an open source, free software, copyleft or community source code license, including, but not limited to, the GNU General Public License or GNU Lesser General Public License (such Software, “Open Source Software”), is used in, incorporated into or integrated or bundled with any Seller Products and (B) none of the licenses relating to the Open Source Software set forth in Section 5.19(b)(xiv) of the Seller Disclosure Schedule obligate Seller or any of its Subsidiaries to (1) distribute or disclose the Source Code for any Seller Products combined, distributed or otherwise made commercially available with such Open Source Software or (2) license or otherwise make available any such Source Code or any of Seller’s Intellectual Property Assets on a royalty free basis;
          (xv) to the knowledge of Seller, Seller and all its Subsidiaries are in compliance in all material respects with all applicable export control and embargo laws, and Seller or the applicable Subsidiary has obtained all approvals necessary for (A) exporting the Seller Products and related technology, including Software, outside the United States in accordance with all applicable United States export control regulations, and (B) when Seller or any of its Subsidiaries is the seller of record, importing Seller Products and related technology, including Software, into any country in which such Seller Products are now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect; and
          (xvi) to the knowledge of Seller, no funding, facilities, or personnel of any governmental entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Seller Intellectual Property Assets.
(c)	For purposes of this Agreement:
(i)	“Intellectual Property Assets” means:

(A)	All patents and patent applications of any kind (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all foreign counterparts to such patents and patent applications (collectively, “Patents”);

(B)	All registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans, corporate names, Internet domain names, and the goodwill associated therewith, together with any registrations and applications for registration thereof (collectively, “Marks”);

(C)	All copyrights whether registered or unregistered, in both published and unpublished works, including, without limitation, all computer programs, manuals and other documentation and any and all registrations and applications for registration thereof (collectively, “Copyrights”); and

(D)	All trade secrets and other rights, under applicable Law, including, without limitation, U.S. state trade secret Laws, in (1) know-how, (2) inventions (whether or not patentable) and improvements thereto (including as disclosed in invention disclosures and discoveries) and (3) confidential or proprietary information (collectively, “Trade Secrets”).
          (ii) “Seller’s Business” means the business of Seller and its Subsidiaries as currently conducted by Seller and its Subsidiaries.
          (iii) “Seller Intellectual Property Assets” means all Intellectual Property Assets owned, used or held for use by Seller or any of its Subsidiaries. “Seller Intellectual Property Assets” includes, without limitation, Seller Patents, Seller Marks, Seller Copyrights, Seller Trade Secrets and Seller Products.
          (iv) “Seller Products” means all products, Software and services manufactured, developed, licensed, sold, distributed, provided, or otherwise made commercially available by or on behalf of Seller or any of its Subsidiaries.
          (v) “Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all documentation related thereto.
          (vi) “Source Code” means computer code in human readable language (including all computer programs written in a high-level computer programming language such as HTML, VBscript, JavaScript, and SQL) that is necessary to build or modify such code for any and all Seller Products.
     5.20 Regulatory Matters.
          (a) Seller and each Subsidiary of Seller is and has been in compliance in all material respects with all Laws applicable to Seller Products and Seller’s activities, including, without limitation, product design, development, testing, manufacture, marketing, distribution, labeling, storage and transport, in all jurisdictions in which such acts or any of them occurred or are reasonably likely to occur or such products or any of them have been or are likely to be sold or used (including any Laws administered by the United States Food and Drug Administration (“FDA”)). The labeling claims and advertising and promotional claims made by Seller and each Subsidiary of Seller for any Seller Products are and have been consistent with the scope of regulatory clearance, exemption or approval for each such product in each jurisdiction where it is marketed in all material respects, and supported by proper research design, testing, analysis and disclosure that conforms with Laws.
          (b) The Seller Products and activities and facilities of Seller and each of Seller’s Subsidiaries, as well as, to Seller’s knowledge, its suppliers, distributors, contractors and other intermediaries, are and have been in compliance in all material respects with all applicable requirements of the Federal Food, Drug, and Cosmetic Act (“FDCA”) and implementing FDA regulations, including the registration, listing, premarket notification, labeling and manufacturing requirements of 21 C.F.R. Parts 807, 809 and 820, all to the extent applicable to any Seller Products and Seller’s services. Except as set forth in Section 5.20(b) of the Seller Disclosure Schedule, Seller and each Subsidiary of Seller is not and has not been subject to any obligation or requirement arising under any consent decree, consent agreement, or warning letter issued by or entered into with the FDA or any other Governmental Authority or other notice, response or commitment made to the FDA or any other Governmental Authority. Seller has made available to Parent true, correct and complete copies of all customer complaints relating to any Seller Products and all Medical Device Reports, in each case, filed with the FDA within the last five (5) years. Seller has made available to Parent true, complete and correct copies of all warning letters, untitled letters, notices of inspectional observations (Form FDA 483s), or similar notices, or other correspondence relating to any Seller Products or Seller’s or any of Seller’s Subsidiaries’ compliance with Laws from the FDA and any other Governmental Authority and all of Seller’s or any of Seller’s Subsidiaries’ responses thereto within the last five (5) years.
          (c) Seller has made available to Parent true, correct and complete copies of (i) all customer complaints relating to any Seller Products and all Medical Device Reports, in each case, filed with the FDA and all MedWatch forms received by the Seller or Subsidiary of Seller within the last five (5) years and all comparable adverse event reports from outside the United States; (ii) all warning letters, untitled letters, regulatory letters, notices of inspectional observations (Form FDA 483s), establishment inspection reports (EIRs) or similar notices, or other correspondence, including meeting notes or minutes, from the FDA or any other Governmental Authority relating to any Seller Products or Seller’s or any of Seller’s Subsidiaries’ compliance with Laws and all of Seller’s or any of Seller’s Subsidiaries’ responses thereto within the last five (5) years; (iii) a list of all Seller Products marketed within the last five (5) years, and for each such product the legal basis for distributing such product in interstate commerce; (iv) all justifications for not filing a 510(k) for a change or modification to a marketed device; (v) all substantially equivalent or not substantially equivalent letters; (vi) all correspondence, meeting notes or minutes, or related documents concerning material communications between the FDA and Seller or a Subsidiary of Seller as they relate to 510(k) submissions, including requests for additional information and responses thereto; (vii) all management review reports and management/executive meeting minutes; (viii) all written reports of Good Manufacturing Practices audits of Seller and each Subsidiary of Seller and their suppliers in Seller’s possession or control; and (ix) all product labeling and advertising currently in use, including that posted on Seller’s website and in user manuals.
          (d) Except as set forth in Section 5.20(d) of the Seller Disclosure Schedule, since January 1, 2004, no exemptions, clearances or approvals for any Seller Product have been subjected to reevaluation, revocation, rescission, withdrawal, modification, cancellation or suspension by the FDA or other Governmental Authority and no Seller Product has been discontinued (other than for commercial or other business reasons), recalled or subject to a field notification, field correction or removal or safety alert (whether voluntarily or otherwise), nor has the production of such products been enjoined. Except as set forth in Section 5.20(d) of the Seller Disclosure Schedule, since January 1, 2004, no proceedings have occurred (whether completed or pending) seeking to recall, reclassify, re-label, suspend, detain or seize any Seller Product. To Seller’s knowledge, there are no facts which are reasonably likely to cause: (A) the recall, suspension, field notification, field correction or removal, reclassification, re-labeling, detention, seizure or safety alert of any Seller Product or any product intended to be sold by Seller or any Subsidiary of Seller; (B) a change in the marketing classification, clearance or approval or a material change in labeling of any such products; or (C) a termination or suspension of marketing of any such products.

          (e) All Seller Products manufactured, distributed, or developed by Seller and each of Seller’s Subsidiaries that are subject to the jurisdiction of the FDA or comparable Governmental Authority are being and have been designed, tested, manufactured, prepared, assembled, packaged, labeled, stored, processed, distributed, and marketed in material compliance with all applicable requirements and implementing regulations thereunder. Seller and each Subsidiary of Seller is, and at all times has been, in compliance with the written procedures, record-keeping, and FDA reporting requirements for Medical Device Reporting set forth in 21 CFR Part 803, and Corrections and Removals set forth in 21 CFR Part 806, and comparable requirements, where applicable, of other Governmental Authorities. Seller and Seller’s Subsidiaries have not introduced into commercial distribution any Seller Products which upon their shipment by Seller or Seller’s Subsidiaries were adulterated or misbranded.
          (f) All pre-clinical trials and clinical trials conducted by or on behalf of Seller and each of Seller’s Subsidiaries have been, and are being conducted in material compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all applicable Laws relating thereto, including the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56 and 812.
          (g) Neither Seller, nor any of Seller’s Subsidiaries, nor, to the knowledge of Seller, any of their collective officers, employees or agents has made any false statements on, or material omissions from, any applications, notifications, reports, or other submissions to any Governmental Authority, or made any false statements on, or material omissions from, any other records and documentation prepared or maintained to comply with the requirements of any Governmental Authority. Neither Seller nor any of Seller’s Subsidiaries has ever been or is now subject to FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or any comparable policy of another Governmental Authority.
          (h) Neither Seller, nor any of Seller’s Subsidiaries, nor, to the knowledge of Seller, any of their collective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a disqualification, debarment under 21 U.S.C. § 335a, or civil penalties or exclusion from state or federal health care programs under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, or 1395nn, or 31 U.S.C. § 3729. No claims, actions, proceedings or investigations that could reasonably be expected to result in such disqualification, debarment, penalty or exclusion are pending or, to the knowledge of Seller, threatened against Seller, each of Seller’s Subsidiaries, or, to the knowledge of Seller, any of their collective officers, employees or agents.
          (i) To the knowledge of Seller, there are no investigations, audits, actions, inquiries or other proceedings pending, or threatened, with respect to a violation by Seller or any of Seller’s Subsidiaries of any Law that reasonably would be expected to result in administrative, civil, or criminal liability, and there are no facts or circumstances existing that would reasonably be expected to serve as a basis for such an investigation, audit, action, inquiry or other proceeding.

          (j) Seller and each of Seller’s Subsidiaries is in material compliance with all applicable FDA import and export requirements, including, without limitation, import-for-export requirements, export notifications or authorizations and record keeping requirements.
     5.21 Product Recalls. Section 5.21 of the Seller Disclosure Schedule sets forth a list of (i) all recalls, field notifications, field corrections or removals, import alerts, detentions, seizures and safety alerts with respect to any Seller Products issued between January 1, 2004 and the date of this Agreement, and the dates, if any, such recalls, field notifications, field corrections or removals, import alerts, detentions, seizures and safety alerts were resolved or closed, and (ii) to the knowledge of Seller, any material complaints with respect to any Seller Products that are open as of the date of this Agreement. There are no outstanding recalls, field notifications, field corrections or removals, import alerts, detentions, seizures, safety alerts or product complaints with respect to any Seller Products, and to Seller’s knowledge, there are no facts that would be reasonably likely to result in a product recall, field notification, field correction or removal, import alert, detention, seizure or safety alert with respect to any Seller Products.
     5.22 Foreign Corrupt Practices and International Trade Sanctions. Seller and its Subsidiaries have paid all material duties, tariffs, customs, penalties, merchandise processing fees or other payments required to be paid with respect to the importation or exportation of any products or merchandise by Seller or its Subsidiaries, and Seller and its Subsidiaries have complied and are in compliance in all material respects with United States and foreign laws and regulations governing the importation or exportation of products or merchandise. Except as set forth in Section 5.22 of the Seller Disclosure Schedule, to the knowledge of Seller, neither Seller, nor any Subsidiary of Seller, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has (i) violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., or any other similar applicable foreign, federal, or state Law, (ii) made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person knowing that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iv) violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations.
     5.23 Insurance. Schedule 5.23 of the Seller Disclosure Schedule lists each of the insurance policies of Seller and its Subsidiaries currently in effect (the “Insurance Policies”). All such Insurance Policies are in full force and effect, all premiums due and payable thereunder have been paid, neither Seller nor any of its Subsidiaries is in material default thereunder, and neither Seller nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default thereunder or permit termination or material modification thereof. Except as set forth in Section 5.23 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any such Insurance Policy of Seller or any of its Subsidiaries.

     5.24 Opinion of Financial Advisor. The Seller Board has received the opinion of Seller’s Financial Advisor, to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date hereof, the Offer Price and the Merger Consideration is fair to the Seller Stockholders from a financial point of view.
     5.25 Schedule 14D-9; Proxy Statement; Seller Information.
          (a) Seller represents that the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities Laws and, on the date filed with the SEC and on the date first published, sent or given to the Seller Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Seller with respect to information supplied by Parent or Purchaser in writing for inclusion in the Schedule 14D-9.
          (b) The information relating to Seller and its Subsidiaries to be contained in the Proxy Statement or Information Statement (if any), and any other documents filed with the SEC in connection herewith, will not, on the date the Proxy Statement or Information Statement is first mailed to the Seller Stockholders or, in the case of the Proxy Statement, at the time of the Special Meeting, and, in the case of the Information Statement, on the effectiveness of written consents delivered thereunder, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Proxy Statement or Information Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.
ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
     6.1 Conduct of Business Pending the Effective Time. At all times from the execution of this Agreement until the earlier of the termination of this Agreement upon its terms or the Effective Time, except as set forth in Section 6.1 of the Seller Disclosure Schedule or as expressly permitted elsewhere in this Agreement, Seller shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Laws, and use commercially reasonable efforts to preserve substantially intact its business organizations and goodwill, keep available the services of its officers and employees and preserve the relationships with those Persons having business dealings with Seller or any of its Subsidiaries. Furthermore, until the earlier of the termination of this Agreement upon its terms or the Effective Time, except as set forth in Section 6.1 of the Seller Disclosure Schedule or as expressly permitted elsewhere in this Agreement, Seller agrees not to take any of the following actions (and to cause its Subsidiaries not to take such actions) without the prior written consent of Parent:

          (a) amend its or any Subsidiary’s articles of organization, articles of incorporation or bylaws, joint venture documents, partnership agreements or equivalent organizational documents;
          (b) (i) except upon the exercise prior to the Acceptance Date of Seller Stock Options or Seller Warrants outstanding as of the date of this Agreement or the conversion of any Seller Series A Convertible Preferred Stock outstanding as of the date of this Agreement, issue, deliver, sell, pledge, transfer, dispose of or encumber any shares of capital stock or other equity or voting interests of Seller or any of its Subsidiaries, or any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any such shares or interests or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock or other rights that are linked to the value of any capital stock of Seller or any of its Subsidiaries or the value of Seller or any of its Subsidiaries or any part thereof or (ii) effect any stock split, stock combination, stock reclassification, reverse stock split, stock dividend, recapitalization or other similar transaction;
          (c) grant, confer or award any option, right, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of its shares of capital stock or shares of deferred stock, restricted stock awards, stock appreciation rights, “phantom” stock awards or other similar rights that are linked to the value of any capital stock of Seller or any of its Subsidiaries or the value of Seller or any of its Subsidiaries or any part thereof (whether or not pursuant to existing Seller Stock Plans);
          (d) (i) except to the extent required under existing plans or arrangements set forth in Section 5.13(a) of the Seller Disclosure Schedule, increase any compensation or benefit (other than in the ordinary course of business consistent with past practice to non-Key Employees) of, or enter into or amend in any material respect any employment or severance agreement with (or pay any amounts (other than in the ordinary course of business consistent with past practice to non-Key Employees) under any Seller Employee Program not otherwise due to) any Seller Personnel, (ii) grant any bonuses to any Seller Personnel, (iii) adopt any new Seller Employee Program (including any stock option, stock benefit or stock purchase plan) or amend or modify any existing Seller Employee Program in any material respect, or accelerate the vesting of any compensation (including equity-based awards) for the benefit of any Seller Personnel or grant or amend in any material respect any award under any Seller Employee Program (including the grant of any equity or equity-based or related compensation), (iv) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (v) grant to any Seller Personnel any right to receive any severance, change in control, retention, termination or similar compensation or benefits or increases therein (other than, in the case of any non-Key Employee, the payment of continued welfare benefits in the ordinary course of business consistent with past practice), (vi) hire or otherwise employ any individual other than in the ordinary course of business consistent with past practice or (vii) terminate any Key Employee other than for cause (including misconduct or breach of company policy);
          (e) (i) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property or any combination thereof) with respect to any shares of its capital stock or other equity or voting interests (other than dividends or distributions from a wholly owned Subsidiary of Seller to another Subsidiary of Seller or to Seller) or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock of, or other equity or voting interest in, Seller or any of its Subsidiaries, or any options, warrants, calls or rights to acquire any such stock or other securities, other than in connection with tax withholdings and exercise price settlement upon the exercise of Seller Stock Options or Seller Warrants outstanding on the date of this Agreement;
          (f) (i) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of, or permit to lapse any rights to, any material assets or properties of Seller or any of its Subsidiaries (except for sales of Seller Products in the ordinary course of business consistent with past practice) or (ii) mortgage or pledge any of the property or assets of Seller or any of its Subsidiaries, or subject any such property or assets to any other Encumbrance;
          (g) except in the ordinary course of business consistent with past practice, enter into, extend, renew, amend or terminate any Seller Contract or any material lease or sublease (excluding contracts with respect to capital expenditures, which are governed by clause (h) below); provided that in no event shall Seller enter into any procurement contracts which require or involve the payment by Seller or any of its Subsidiaries of more than $50,000 individually or $150,000 in the aggregate;
          (h) make any capital expenditures in excess of $50,000 individually or $150,000 in the aggregate;
          (i) (A) merge with, enter into a consolidation with or otherwise acquire a portion of the outstanding equity interests in any Person or acquire any portion of the assets or business of any Person (or any division or line of business thereof) or (B) otherwise acquire (including, through leases, subleases, licenses or sublicenses of real property) any material assets;
          (j) write down or write up or fail to write down or write up the value of any receivables or revalue any assets of Seller, other than in the ordinary course of business and in accordance with GAAP;
          (k) create, incur or assume any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except: (i) for letters of credit or replacement letters of credit entered into in the ordinary course of business and consistent with past practice; (ii) for any indebtedness owed to Seller by any of its direct or indirect wholly owned Subsidiaries; (iii) for purchase money debt, capital leases or guarantees in the ordinary course of business not involving indebtedness of more than $50,000 individually or $150,000 in the aggregate; (iv) in connection with the financing of ordinary course trade payables consistent with past practice; or (v) pursuant to existing credit facilities in the ordinary course of business up to a maximum of $1,000,000 in the aggregate outstanding at any time;

          (l) change any of its methods, principles or practices of financial accounting currently in effect other than as required by GAAP as concurred by its independent registered accountants;
          (m) (i) modify or amend in a manner that is adverse in a material respect to Seller or any of its Subsidiaries, or accelerate, terminate or cancel, any Seller Contract or (ii) enter into, amend or modify any agreement or arrangement with Persons that are Affiliates;
          (n) (i) dispose of, transfer or license, on an exclusive basis to any Person, any of the Seller Intellectual Property Assets or any rights to or under any of the Seller Intellectual Property Assets, or (ii) allow any of the Seller Intellectual Property Assets to expire, or be cancelled or abandoned;
          (o) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Seller or any of its Subsidiaries;
          (p) form any Subsidiary;
          (q) settle, pay or discharge any (i) litigation described in Section 7.13, (ii) litigation, investigation, or arbitration involving non-monetary damages or equitable relief, or (iii) other litigation, investigation, or arbitration in excess of $100,000, either individually or in the aggregate;
          (r) except as required by applicable Law, enter into, materially amend or extend any collective bargaining or other labor agreement;
          (s) enter into any agreement, understanding or arrangement with respect to the voting or registration of the capital stock of Seller or any of its Subsidiaries;
          (t) fail to use reasonable commercial efforts to keep in force its current material insurance policies or replacement or revised provisions providing reasonable insurance coverage with respect to the assets, operations and activities of Seller and its Subsidiaries;
          (u) knowingly take or fail to take any action in breach of this Agreement or for the purpose of materially delaying or preventing (or which would be reasonably expected to materially delay or prevent) the consummation of the transactions contemplated hereby; and
          (v) authorize any of, or commit, resolve, offer or agree to take any of, the foregoing actions or any other action inconsistent with the foregoing.
     6.2 Certain Tax Matters. During the period from the date of this Agreement to the Effective Time:
          (a) Seller and each of its Subsidiaries will retain all books, documents and records necessary for the preparation of Tax Returns and reports (including previously filed Tax Returns and reports) and shall file all Tax Returns required to be filed during the period from the date of this Agreement to the Effective Time.

          (b) Seller shall deliver to Purchaser at or prior to the expiration of the Offer a certificate, in form and substance reasonably satisfactory to Purchaser, duly executed and acknowledged, certifying that Seller has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (c) Seller shall not, without the prior written consent of Parent, (i) make, change or rescind any election relating to Taxes, (ii) modify or change an accounting method, (iii) file any amended Tax Return, (iv) enter into any closing agreement or settle any Tax audit or proceeding relating to Seller or any Subsidiary, (v) surrender any right to claim a refund of Taxes, (vi) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Seller or any Subsidiary, or (vii) settle or compromise any material Tax liability.
     6.3 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Seller Stockholders when due, and the Seller Stockholders will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable law, Parent and Seller will join in the execution of any such Tax Returns and other documentation upon reasonable request.
ARTICLE VII
ADDITIONAL AGREEMENTS
     7.1 Third Party Consents and Regulatory Approvals.
          (a) Each of Parent and Purchaser, on the one hand, and Seller, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents or in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect and each of Parent, Purchaser and Seller further agrees to take all steps necessary to cause, respectively, the Offer Documents or the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Seller Stockholders, in each case, as and to the extent required by applicable federal securities Laws.
          (b) Subject to the terms and conditions of this Agreement, each of Parent, Purchaser and Seller will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including, without limitation, each of the Offer and the Merger) as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling requests and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits, Tax rulings and authorizations necessary to be obtained from any third party and/or any Governmental Authority in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, Tax rulings, orders and approvals.
          (c) In furtherance and not in limitation of the foregoing, and as promptly as practicable and advisable (but in no event later than five (5) Business Days after the date hereof), each party hereto undertakes and agrees to file or cause to be filed any necessary Notification and Report Form pursuant to the HSR Act, and make such filings and apply for such approvals and consents as are required under any other applicable Antitrust Laws with respect to the transactions contemplated hereby.
          (d) Subject to applicable Law and except as prohibited by any representative of any applicable Antitrust Authority, each of Parent, Purchaser and Seller, acting through outside counsel, agree to coordinate and cooperate fully and promptly with each other in exchanging information and providing assistance as the other party may reasonably request in connection with any filing, submission, investigation or other inquiry related to the transactions contemplated herein, including any proceeding initiated by a private party. Each of Parent, Purchaser and Seller shall (i) use its commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from, and requests for additional information and documentary material by, any Antitrust Authority, (ii) promptly notify the other party of any written or oral communication to that party from any Antitrust Authority, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) provide to the other party, and permit the other party to review and comment in advance of submission, all proposed correspondence, filings, and written communications with any Antitrust Authority with respect to this Agreement and the transactions contemplated thereby, (iv) not participate in any substantive meeting or discussion with any Antitrust Authority in respect of any filings, investigation or inquiry concerning this Agreement and the transactions contemplated hereby unless it consults with the other party in advance and, except as prohibited by applicable Law or Antitrust Authority, gives the other party the opportunity to attend and participate thereat, and (v) in the event one party is prohibited by applicable Law or Antitrust Authority from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto.
          (e) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be deemed to require Parent or Purchaser to propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or any of its Subsidiaries, or effective as of the Effective Time, Seller or its Subsidiaries, or otherwise offer to take or offer to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent, any of its Subsidiaries, the Surviving Corporation or its Subsidiaries) which it is lawfully capable of taking and if the offer is accepted, take or commit to take such action, in each case, as may be required in order to avoid the commencement of any Action to prohibit the Offer, the Merger or any other transaction contemplated by this Agreement, or if already commenced, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action. Seller shall not, without the prior written consent of Parent, publicly or before any Antitrust Authority or other third party, offer, suggest, propose or negotiate, and shall not commit to or effect, by consent decree, hold separate order or otherwise, any sale, divestiture, disposition, prohibition or limitation or other action of a type described in this subparagraph.
     7.2 No Solicitation.
          (a) Upon execution of this Agreement, Seller shall and shall cause its Subsidiaries and its and their respective Representatives to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal. Seller shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of Seller to promptly return or destroy all information, documents, and materials relating to the Acquisition Proposal or to Seller or its businesses, operations or affairs heretofore furnished by Seller or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person.
          (b) Except as authorized or permitted in this Section 7.2, Seller agrees that neither it nor any of its Subsidiaries shall, and that it shall cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in or facilitate any discussions or negotiations regarding, or furnish any non-public information to any Person (other than Parent or Purchaser) in connection with, an Acquisition Proposal, (iii) enter into any letter of intent or agreement in principle or other agreement related to an Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 7.2(c)) or enter into any agreement or agreement in principle requiring Seller to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or resolve, propose or agree to do any of the foregoing, or (iv) terminate, amend, waive or fail to enforce any rights under any “standstill” or other similar agreement between Seller or any of its Subsidiaries and any Person. Any violation of this Section 7.2 by any Representative of Seller or any Subsidiary or Representative of any Subsidiary of Seller shall constitute a breach hereof by Seller.
          (c) Notwithstanding Section 7.2(b), from the date hereof and prior to the Acceptance Date, if (i) Seller has not breached Section 7.2(b) and (ii) Seller or its Representatives receive an unsolicited bona fide written Acquisition Proposal from a third party that the Seller Board determines in good faith, after consultation with its outside legal counsel and a reputable financial advisor, constitutes, or is reasonably likely to lead to, a Superior Proposal, and the Seller Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would violate the Seller Board’s fiduciary duties under applicable Law, Seller may take the following actions: (i) furnish information to the third party making such Acquisition Proposal (a “Qualified Bidder”), and (ii) engage in discussions or negotiations with the Qualified Bidder and its Representatives with respect to the Acquisition Proposal; provided that (x) Seller receives from the Qualified Bidder an executed confidentiality agreement (the terms of which are no less favorable to Seller than those contained in the Confidentiality Agreement), (y) at least forty-eight (48) hours prior to engaging in such discussions or negotiations, or furnishing such non-public information, Seller gives Parent written notice of the identity of such Qualified Bidder and all of the terms and conditions of such Acquisition Proposal (including, if in written form, a copy of such Acquisition Proposal), and (z) Seller simultaneously provides or makes available to Parent any non-public information concerning Seller or its Subsidiaries provided or made available to such Qualified Bidder which was not previously provided or made available to Parent.
          (d) Neither the Seller Board nor any committee of the Seller Board may withdraw, amend, modify or change in a manner adverse to Parent or Purchaser the Seller Recommendations, or propose publicly to withdraw, amend, modify or change in a manner adverse to Parent or Purchaser the Seller Recommendations, fail to reaffirm the Seller Recommendations within five (5) Business Days following a request by Parent, approve, adopt or recommend any Acquisition Proposal, take a neutral position with respect to an Acquisition Proposal, or fail to recommend rejection with regard to any tender offer other than the Offer (an “Adverse Recommendation Change”); provided, however, that notwithstanding the foregoing, the Seller Board may effect an Adverse Recommendation Change at any time prior to the Acceptance Date, if and only if (i) the Seller Board has received an Acquisition Proposal from a third party that constitutes a Superior Proposal, (ii) Seller has not breached Section 7.2(b), (iii) the Seller Board reasonably determines in good faith (after consultation with outside legal counsel), that, in light of such Superior Proposal, the failure of the Seller Board to effect an Adverse Recommendation Change would be a violation of the Seller Board’s fiduciary duties under applicable Law, (iv) prior to effecting such Adverse Recommendation Change, the Seller Board shall have given Parent at least five (5) Business Days notice thereof and the opportunity to meet with the Seller and its outside legal counsel, with the purpose and intent of enabling Parent and Seller to discuss in good faith a modification of the terms and conditions of this Agreement so that the Transaction may be effected (it is agreed that if a third party making an Acquisition Proposal referred to in this sentence modifies a material term of its proposal, the five (5) Business Day period referred to in this sentence shall recommence), and (v) at the end of such five (5) Business Day period, the Seller Board determines in good faith, after taking into account all amendments or modifications proposed by Parent and after consultation with its outside legal counsel and a reputable financial advisor, that such Acquisition Proposal remains a Superior Proposal relative to the Transaction.
          (e) From and after the execution of this Agreement, in addition to the obligations of Seller set forth in Section 7.2(c), Seller shall notify Parent promptly (but in any event within twenty-four (24) hours) of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, proposals, expressions of interest or requests for information with respect to, or which could lead to, an Acquisition Proposal, including the identity of the Person making any such inquiry, request, proposal or expression of interest and all of the terms and conditions of such Acquisition Proposal (including, if in written form, a copy of such Acquisition Proposal). Seller shall keep Parent promptly informed of the status, details, terms and conditions (including all amendments or proposed amendments) of any such inquiry, request, proposal, expression of interest or Acquisition Proposal, including, without limitation, by providing a summary of the progress thereof to Parent (or its outside counsel) at reasonably agreeable times upon the request of Parent, and shall provide Parent with at least forty-eight (48) hours prior written notice of any meeting of the Seller Board or any committee thereof at which the Seller Board or such committee is expected to consider any Acquisition Proposal, an inquiry relating to a potential Acquisition Proposal, or a request to provide non-public information to any Person.

          (f) Nothing in this Section 7.2 shall be deemed to prohibit Seller from complying with Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal if, in the good faith judgment of the Seller Board or a committee of the Seller Board, after consultation with its outside legal counsel, failing to take such action would violate its obligations under applicable Law; provided that any Adverse Recommendation Change shall only be made in compliance with Section 7.2(d).
          (g) For purposes of this Agreement, “Superior Proposal” shall mean any unsolicited, bona fide written Acquisition Proposal (with all references to 15% in the definition of Acquisition Proposal being treated as references to 100% for these purposes) made by a third party that the Seller Board determines in good faith, after consultation with its outside legal counsel and a reputable financial advisor, is reasonably capable of being consummated on the terms proposed without unreasonable delay, is not subject to a financing condition (and if financing is required, such financing is then fully committed to the third party), and if consummated would be more favorable from a financial point of view to the Seller Stockholders than the Offer and the Merger, taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal, including, without limitation, the likelihood of consummation and the availability of fully committed financing.
          (h) For purposes of this Agreement, “Acquisition Proposal” means any inquiry, indication of interest, proposal or offer for any transaction or series of related transactions involving (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving Seller, (ii) a sale, lease, license, exchange, mortgage, pledge, transfer or other acquisition of assets that constitute at least 15% of the assets of Seller and its Subsidiaries, taken as a whole, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, stock exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 15% or more of the outstanding Seller Common Stock or Seller Series A Convertible Preferred Stock or 15% or more of the total voting power of Seller or any of its Subsidiaries; provided, however, that the term “Acquisition Proposal” shall not include the Offer and the Merger or the other transactions contemplated by this Agreement.
     7.3 Access to Information.
          (a) Upon reasonable prior notice, Seller shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of Parent, reasonable access without undue interruption, during normal business hours during the period from the date of this Agreement until the Effective Time, or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, to all of its properties, books, contracts, commitments and records (other than confidential information contained in personnel files to the extent the disclosure of such information is prohibited by privacy Laws), and their accountants and accountants’ work papers. Seller also shall provide Parent with such access to the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of Seller’s business, properties, prospects and personnel as Parent or Purchaser may reasonably request. Neither Seller nor any of its Subsidiaries shall be required to provide access to or to disclose information to the extent that such access or disclosure would contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege. The parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. In furtherance of the foregoing, no information identifying individual employees or consultants of Seller or any Subsidiary of Seller or protected personal information regarding such employees or consultants will be disclosed under this Agreement (including in the Seller Disclosure Schedule) in respect of employees or consultants that are employed (or were employed and remain domiciled) in any country that has enacted legislation implementing the EU Personal Data Privacy Directive or similar legislation, except to the extent permitted by a contractual undertaking entered into by Seller and Parent regarding maintenance of privacy of such data in a form reasonably necessary to effect compliance with such legislation. The delivery or receipt of any information pursuant to this Section 7.3 shall not limit or otherwise affect the remedies available hereunder to Seller.
          (b) With respect to all information furnished by one party to the other party or its Representatives under this Agreement, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.
     7.4 Employment and Benefit Matters.
          (a) For the period commencing at the Effective Time and ending on December 31, 2010, Parent agrees to cause the Surviving Corporation to maintain retirement benefits, health benefits, welfare benefits, but not any defined benefit plan or any stock-based benefits, for the Seller Personnel who remain employed after the Effective Time (collectively, the “Seller Employees”) at the same levels that are, in the aggregate, no less favorable than those in effect for the Seller Employees as of the date of this Agreement. Parent shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans in which Seller Employees are entitled to participate to treat, the service of Seller Employees with Seller or any Subsidiary of Seller or any predecessor employers attributable to any period before the Effective Time as service rendered to Parent, the Surviving Corporation or any Subsidiary of Parent for purposes of eligibility to participate, vesting, PTO/vacation benefit levels and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation, to the extent such service was taken into account under Seller Employee Programs immediately prior to the Effective Time, but excluding benefit accrual (including minimum pension amount) and eligibility for early retirement under any defined benefit plan of Parent or eligibility for retiree welfare benefit plans or as would otherwise result in a duplication of benefits. Without limiting the foregoing, Parent shall cause any pre-existing conditions or limitations, eligibility waiting periods, active employment requirements or required physical examinations under any health or similar plan of Parent to be waived with respect to Seller Employees and their eligible dependents, to the extent waived under the corresponding plan in which Seller Employees participated immediately prior to the Acceptance Date. Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to make appropriate arrangements with its insurance carrier(s) to ensure such result. Except as may otherwise be expressly provided under any applicable written employment agreements or arrangements with certain Seller Employees (copies of which have been made available to Parent), Seller Employees shall be considered to be employed by Parent “at will” and nothing shall be construed to limit the ability of Parent or the Surviving Corporation to terminate the employment of any such Seller Employee at any time. Parent will cooperate with Seller, and assume all costs, in respect of consultation obligations and similar notice and bargaining obligations owed to any employees or consultants of Seller or any Subsidiary of Seller in accordance with all applicable Laws and bargaining agreements, if any. As of the Effective Time, Parent shall, or Parent shall cause the Surviving Corporation to, assume from Seller all of Seller’s obligations with respect to the medical care and dependent care flexible spending accounts of Seller Employees (the “Transferred Flexible Spending Accounts”) under the cafeteria plan maintained by Seller pursuant to Section 125 of the Code, including Seller’s obligation, if any, to reimburse eligible expenses. All elections of Seller Employees with respect to the Transferred Flexible Spending Accounts shall remain in effect immediately after the Effective Time.
          (b) Subject to Section 7.4(a) hereof, Parent shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of Seller; provided, however, that Parent shall continue to maintain such employee benefit plans and programs of Seller (other than stock based plans) until the Seller Employees are permitted to participate in the plans and programs of Parent or the Surviving Corporation in accordance with Section 7.4(a).
          (c) Except as otherwise expressly provided in this Agreement, Parent shall, and shall cause the Surviving Corporation to, continue to be obligated to perform, in accordance with their terms, all contractual rights of current and former employees of Seller, or obligations of Seller under any severance and change of control policy maintained by Seller, existing as of the date of this Agreement and disclosed in Section 7.4(c) of the Seller Disclosure Schedule (the “Change in Control Arrangements”).
          (d) Seller and Parent shall use reasonable efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to Seller’s employees regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of Seller’s employees and, in any case, any such notice or other communication materials shall comply with applicable Laws.
          (e) The parties agree and acknowledge that following the Effective Time, the Surviving Corporation will, or, to the extent necessary, Parent will cause the Surviving Corporation to, pay in full all change of control payments and employee bonuses listed in Section 7.4(e) of the Seller Disclosure Schedule.
     7.5 Directors’ and Officers’ Indemnification and Insurance.
          (a) Parent and Purchaser agree that any rights to indemnification or exculpation now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary or agent of Seller and its Subsidiaries (the “Indemnified Parties” and, each, an “Indemnified Party”) provided for in the respective organizational documents in effect as of the date hereof shall continue in full force and effect, for a period of six (6) years after the Acceptance Date. During such period, Parent shall not, nor shall it permit the Surviving Corporation to, amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of any individual who at any time on or prior to the Acceptance Date was a director, officer, employee, fiduciary or agent of Seller or its Subsidiaries in respect of actions or omissions occurring at or prior to the Acceptance Date (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law; provided, however, that in the event any claim or claims are asserted or made either prior to the Acceptance Date or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.
          (b) At or prior to the Acceptance Date, Seller shall purchase and prepay a six-year “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Seller (the “Existing D&O Policies”) with respect to matters arising at or before the Effective Time, covering without limitation the transactions contemplated hereunder (the “Tail Policy”); provided, however, that if such Tail Policy is not available at a cost equal to or less than 300% of the aggregate annual premiums paid by Seller during the most recent policy year for the Existing D&O Policies, Seller shall purchase the best coverage as is reasonably available for such amount. Parent shall cause the Tail Policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.
          (c) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 7.5.
          (d) The obligations under this Section 7.5 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.5 applies without the written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.5 applies shall be third party beneficiaries of this Section 7.5 and shall be entitled to enforce the covenants contained herein).
     7.6 Additional Agreements. In case at any time after the Acceptance Date (including after the Effective Time) any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to the rights, privileges and powers of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.
     7.7 Advice of Changes. Parent and Seller shall each promptly notify the other party of any change or event having a Parent Material Adverse Effect or Seller Material Adverse Effect, as the case may be, or which may otherwise cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
     7.8 Publicity. Except with respect to any action taken pursuant to, and in accordance with, Section 7.2 or Article IX, so long as this Agreement is in effect, neither Parent nor Seller shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except as may be required by applicable Law or the applicable rules of any stock exchange, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties and their counsel to review and comment upon such press release or other announcement and shall in good faith give due consideration to all reasonable additions, deletions or changes suggested thereto.
     7.9 Rule 16b-3 Actions. Parent and Seller agree that, in order to most effectively compensate and retain those officers and directors of Seller who are subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Offer and the Merger, both prior to and after the Effective Time, it is desirable that such Persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 7.9. Promptly after the date hereof and prior to the Expiration Date, Seller shall take all such steps as may be required to cause any dispositions of shares of Seller Capital Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Seller to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.
     7.10 Rule 14d-10 Matters.
          (a) Notwithstanding anything in this Agreement to the contrary, Seller and its Subsidiaries will not, after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any Seller Personnel unless, prior to such entry into, establishment, amendment or modification, the Seller Compensation Committee shall have taken all such steps as may be necessary to (i) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement, arrangement, understanding, payment or benefit.
          (b) In the event that, during the period beginning on the date of this Agreement and ending not less than five (5) calendar days prior to the Expiration Date, Parent requests that the Seller Compensation Committee consider whether any plan, program, agreement or arrangement that Parent would like to enter into, establish, amend or modify pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any Seller Personnel (each such plan, program, agreement or arrangement, a

“Post-Signing Arrangement”), would constitute an Employment Compensation Arrangement and provides Seller with such information with respect to such Post-Signing Arrangement as Seller may reasonably request, the Seller Compensation Committee will promptly, and in any event prior to the Expiration Date, consider such Post-Signing Arrangement at a meeting duly called and held. In the event that, following such consideration, the Seller Compensation Committee believes in good faith that such Post-Signing Arrangement constitutes an Employment Compensation Arrangement, at such meeting the Seller Compensation Committee shall take all such steps as may be necessary to (i) approve as an Employment Compensation Arrangement such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement, arrangement, understanding, payment or benefit.
          (c) At the time of any action by the Seller Compensation Committee described in this Section 7.10, each member of the Seller Compensation Committee shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.
     7.11 State Takeover Laws . If any “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under state or federal laws becomes or is deemed to become applicable to Seller, the Offer, the acquisition of shares of Seller Capital Stock pursuant to the Offer, the Top-Up Option, the Merger, the Support Agreements or any other transaction contemplated hereby, then the Seller Board shall take all action necessary to render such statute inapplicable to the foregoing.
     7.12 Seller Common Stock Deregistration. Prior to the Closing Date, Seller shall cooperate with Parent and use reasonable commercial efforts to take, or cause to be taken, all actions, and do or cause to be done all things, if any, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the quotation system on which Seller Common Stock trades to cause the delisting of Seller Common Stock therefrom as promptly as practicable after the Effective Time and the deregistration of Seller Common Stock under the Exchange Act as promptly as practicable after such delisting.
     7.13 Certain Litigation . Seller shall promptly advise Parent orally and in writing of any litigation commenced after the date hereof against Seller or any of its directors by any Seller Stockholder (on such Seller Stockholder’s own behalf or on behalf of Seller) relating to this Agreement or the transactions contemplated hereby (including the Offer and the Merger) and shall keep Parent reasonably informed regarding the litigation. Seller shall give Parent the opportunity to participate in the defense or settlement of any such litigation brought by any Seller Stockholder (on such Seller Stockholder’s own behalf or on behalf of Seller). Seller shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such litigation, or consent to the same, without the prior written consent of Parent, which consent shall not be unreasonably withheld.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE
CONSUMMATION OF THE MERGER
     8.1 Conditions. The respective obligations of Parent, Purchaser and Seller to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:
          (a) Seller Stockholder Approval. The Seller Stockholder Approval shall have been obtained, if and to the extent required by applicable Laws.
          (b) Purchase of Seller Capital Stock. Purchaser shall have accepted for payment shares of Seller Capital Stock pursuant to the Offer in accordance with the terms hereof and thereof.
          (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods applicable to the Merger shall have expired or been terminated.
          (d) No Injunctions or Restraints; Illegality. No order, injunction, judgment, ruling or decree issued by any court or agency of competent jurisdiction or any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, deemed applicable to the Merger or enforced by any Governmental Authority which prohibits, or makes illegal, consummation of the Merger.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
     9.1 Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time, whether before or after the Seller Stockholder Approval:
          (a) by mutual written consent of Seller and Parent;
          (b) by Seller prior to the commencement of the Offer, if Purchaser fails to commence the Offer as provided in Article I; provided, however, that Seller may not terminate this Agreement pursuant to this Section 9.1(b) if such failure to commence the Offer resulted from the breach of this Agreement by Seller;
          (c) by either Parent or Seller if Purchaser shall not have accepted for payment the shares of Seller Capital Stock tendered pursuant to the Offer in accordance with the terms hereof and of the Offer on or before June 30, 2010 (the “Outside Date”); provided, however, that (i) in the event a condition to the Offer set forth in paragraph III(a) of Annex I hereto shall not have been satisfied on or prior to the Outside Date, but all of the other conditions to the Offer set forth on Annex I hereto shall have been satisfied, or are capable of being satisfied (or have been waived by the party then entitled to give such waiver) on or prior to the Outside Date, then the

Outside Date shall be extended without further action by the parties to August 15, 2010, and (ii) Seller may not terminate this Agreement pursuant to this Section 9.1(c) if such failure to accept for payment the shares of Seller Capital Stock resulted from the breach of this Agreement by Seller, and Parent may not terminate this Agreement pursuant to this Section 9.1(c) if such failure to accept for payment the shares of Seller Capital Stock resulted from the breach of this Agreement by Parent or Purchaser;
          (d) by Parent or Seller if the Offer is terminated or withdrawn pursuant to its terms and the terms of this Agreement without any shares of Seller Capital Stock being purchased thereunder; provided, however, that Seller may not terminate this Agreement pursuant to this Section 9.1(d) if such termination or withdrawal of the Offer resulted from the breach of this Agreement by Seller, and Parent may not terminate this Agreement pursuant to this Section 9.1(d) if such termination or withdrawal of the Offer resulted from the breach of this Agreement by Parent or Purchaser;
          (e) by either Parent or Seller if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree, judgment, injunction or ruling or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the Transactions; provided that the party seeking to terminate this Agreement shall have used its reasonable commercial efforts to have such order, decree, judgment, injunction or ruling lifted if and to the extent required by Section 7.1;
          (f) by Parent prior to the Acceptance Date, in the event of a breach by Seller of any representation, warranty, covenant or other agreement contained herein that (1) would result in any of the events set forth in clauses III(d), (e) or (f) of Annex I to occur and (2) has not been cured within fifteen (15) calendar days following notice by Parent or, if the Outside Date is less than fifteen (15) calendar days from the notice by Parent, has not been or cannot reasonably be expected to be cured by the Outside Date;
          (g) by Seller prior to the Acceptance Date, in the event of a breach by Parent or Purchaser of any representation, warranty, covenant or other agreement contained herein that (1) would result in any of the representations and warranties of Parent and Purchaser set forth in this Agreement not being true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar terms set forth therein), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and would not result in a failure by Parent or Purchaser to perform in all material respects its obligations and covenants required to be performed by it under this Agreement and (2) has not been cured within fifteen (15) calendar days following notice by Seller or, if the Outside Date is less than fifteen (15) calendar days from the notice by Seller, has not been or cannot reasonably be expected to be cured by the Outside Date;
          (h) by Parent prior to the Acceptance Date, if since the date of this Agreement, there shall have occurred any Change which has had or would reasonably be expected to result in, either individually or in the aggregate, a Seller Material Adverse Effect, and such Change cannot reasonably be expected to be remedied by the Outside Date;

          (i) by Parent, if prior to the Acceptance Date (i) the Seller Board shall have failed to publicly recommend to the Seller Stockholders that they tender their shares into the Offer and/or vote in favor of the adoption and approval of this Agreement and approval of the Merger, including by failing to include the Seller Recommendations in the Schedule 14D-9, (ii) the Seller Board shall have effected an Adverse Recommendation Change, (iii) the Seller Board shall have approved, or recommended that the Seller Stockholders accept or approve, or taken a neutral position with respect to, an Acquisition Proposal, or failed to recommend that the Seller Stockholders not tender their shares of Seller Capital Stock pursuant to an Acquisition Proposal, (iv) Seller shall have breached in any material respect the provisions of Section 7.2, or (v) the Seller Board shall have resolved to do any of the foregoing; or
          (j) by Seller, if prior to the Acceptance Date, the Seller Board shall have effected an Adverse Recommendation Change in respect of a Superior Proposal in accordance with Section 7.2, Seller shall not have breached Section 7.2, and simultaneously with such termination Seller is entering into a definitive agreement with respect to such Superior Proposal (an “Acquisition Agreement”).
     9.2 Effect of Termination.
          (a) In the event of a termination of this Agreement by either Parent or Seller as provided in Section 9.1, this Agreement shall immediately become void and have no effect, and none of Parent, Purchaser, Seller, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Section 7.3(b) (Access to Information), Section 7.8 (Publicity), Section 9.2 (Effect of Termination), and Article X (Miscellaneous) and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement. Notwithstanding the foregoing, neither Parent nor Seller shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud.
          (b) In the event this Agreement is terminated:
(A) by Parent pursuant to Section 9.1(i); or
(B) by Seller pursuant to Section 9.1(j),
then Seller shall make a cash payment to Parent in the amount of $2,600,000 (the “Termination Fee”).
          (c) In the event this Agreement is terminated by Parent or Seller pursuant to Section 9.1(c) or Section 9.1(d) or by Parent pursuant to Section 9.1(f), and prior to such termination an Acquisition Proposal had been publicly announced, disclosed or otherwise communicated to the Seller Board, and if within twelve (12) months following such termination, Seller shall have (i) recommended to its stockholders or consummated a transaction qualifying as an Acquisition Proposal or (ii) entered into a definitive agreement to engage in a transaction qualifying as an Acquisition Proposal (with all references to 15% in the definition of Acquisition Proposal being treated as references to 50% for purposes of this Section 9.2(c)), with any Person other than Parent or any Affiliate of Parent, then Seller shall make a cash payment to Parent of the Termination Fee.
          (d) In the event this Agreement is terminated by Parent pursuant to Section 9.1(f) other than as set forth in clause (c) above, then Seller shall make a cash payment to Parent in an amount equal to Parent’s out-of-pocket costs and expenses, including the fees and expenses of attorneys, accountants, consultants and financial advisors, incurred by Parent in connection with negotiation and entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, up to an aggregate maximum amount of $500,000 (the “Parent Expenses”).
          (e) In the event this Agreement is terminated by Seller pursuant to Section 9.1(g), then Parent shall make a cash payment to Seller in an amount equal to Seller’s out-of-pocket costs and expenses, including the fees and expenses of attorneys, accountants, consultants and financial advisors, incurred by Seller in connection with negotiation and entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, up to an aggregate maximum amount of $500,000 (the “Seller Expenses”).
          (f) If required under this Section 9.2, the Termination Fee or the Parent Expenses shall be paid in immediately available funds to an account designated by Parent within two (2) Business Days after the date of the event giving rise to the obligation to make such payment, unless the Termination Fee is payable as a result of the termination of this Agreement by Seller pursuant to Section 9.1(j), in which case, the Termination Fee shall be payable concurrently with such termination. The parties acknowledge and agree that the provisions for payment of the Termination Fee and Parent Expenses are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce Parent to enter into this Agreement. Accordingly, if Seller shall fail to pay in a timely manner the amounts due pursuant to this Section 9.2 and, in order to obtain such payment, Parent makes a claim that results in a judgment against Seller, Seller shall pay to Parent its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section 9.2 at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 9.2 shall not be in lieu of, or replacement or substitution for, damages incurred in the event of any breach of this Agreement.
          (g) If required under this Section 9.2, the Seller Expenses shall be paid in immediately available funds to an account designated by Seller within two (2) Business Days after the date of the event giving rise to the obligation to make such payment. The parties acknowledge and agree that the provision for payment of the Seller Expenses is an integral part of the transactions contemplated by this Agreement and is included herein in order to induce Seller to enter into this Agreement. Accordingly, if Parent shall fail to pay in a timely manner the amounts due pursuant to this Section 9.2 and, in order to obtain such payment, Seller makes a claim that results in a judgment against Parent, Parent shall pay to Seller its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section 9.2 at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 9.2 shall not be in lieu of, or replacement or substitution for, damages incurred in the event of any breach of this Agreement.
     9.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger to the stockholders of Seller; provided, however, that after the adoption of this Agreement and the approval of the transactions contemplated hereby by the Seller Stockholders, no amendment of this Agreement shall be made which by Law requires further approval by the stockholders of Seller without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the adoption of this Agreement and the approval of the transactions contemplated hereby by the Seller Stockholders, no extension or waiver of this Agreement or any portion thereof shall be made which by Law requires further approval by the stockholders of Seller without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure or delay to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE X
MISCELLANEOUS
     10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Notwithstanding the foregoing, this Section 10.1 shall not limit any covenant or agreement of the parties which by its express terms contemplates performance after the Effective Time.
     10.2 Expenses. Except as may otherwise be agreed to hereunder or in any other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
     10.3 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy or facsimile transmission (providing confirmation of transmission) addressed as follows:

          (a) If to Parent or Purchaser, to:
Haemonetics Corporation
400 Wood Road
Braintree, MA 02184
Fax: (781) 356-9935
Attn: Chief Executive Officer
with required copies to (which shall not constitute notice):
Haemonetics Corporation
400 Wood Road
Braintree, MA 02184
Fax: (781) 356-3558
Attn: General Counsel
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Fax: (617) 523-1231
Attn: Laura C. Hodges Taylor, Esq.
          Lisa R. Haddad, Esq.
Moye White LLP
16 Market Square, 6th Fl.
1400 16th St.
Denver, CO 80202
Fax: (303) 292-4510
Attn: John Moye, Esq.
          Jackie Benson, Esq.
          (b) If to Seller, to:
Global Med Technologies, Inc.
12600 West Colfax, Suite C-420
Lakewood, CO
Attn: Chief Executive Officer
with required copies to (which shall not constitute notice):
K&L Gates LLP
200 S. Biscayne Blvd., Suite 3900
Miami, FL 33131
Attn: Clayton E. Parker
Telephone: (305) 539-3300
Telecopy: (305) 358-7095

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received by the addressee as provided above; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.
     10.4 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, provincial, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, including Annex I, they shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement, Seller shall not be deemed to be an Affiliate or subsidiary of Purchaser or Parent. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the CAA).
     10.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or “PDF” transmission.
     10.6 Entire Agreement. This Agreement, together with the exhibits, annexes and schedules hereto, and any documents delivered by the parties in connection herewith, and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.
     10.7 Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its rules of conflict of laws, except to the extent that the laws of the State of Colorado apply to the Merger and the rights of the Seller Stockholders relative to the Merger. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the courts of the Commonwealth of Massachusetts, Suffolk County, or if that court does not have jurisdiction, a federal court sitting in the Commonwealth of Massachusetts (the “Massachusetts Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the extent permitted by applicable law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.3. Nothing in this Section 10.7, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF PARENT, PURCHASER AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, PURCHASER OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
     10.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
     10.9 Assignment; Reliance of Other Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void; provided, however, that each of Parent and Purchaser may assign their rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent to the extent Purchaser and/or Parent, as applicable, agree to remain liable for the performance of such wholly owned Subsidiary of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as provided in Section 7.5 (Directors’ and Officers’ Indemnification and Insurance) hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.
     10.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof (including consummation of the Offer, the Closing and the Effective Time) in the Massachusetts Courts, this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
     10.11 Definitions. Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:
     “Acceptance Date” shall have the meaning ascribed thereto in Section 1.3(a) hereof.
     “Acquisition Agreement” shall have the meaning ascribed thereto in Section 9.1(j) hereof.
     “Acquisition Proposal” shall have the meaning ascribed thereto in Section 7.2(h) hereof.
     “Action” shall have the meaning ascribed thereto in Section 5.10 hereof.
     “Adverse Recommendation Change” shall have the meaning ascribed thereto in Section 7.2(c) hereof.
     “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” shall have the meaning ascribed thereto in the recitals hereto.
     “agreement” shall mean any contract, agreement, instrument, obligation, undertaking, lease, license, arrangement, commitment or understanding, whether written or oral, in each case that is legally binding on such Person and as it may be amended or otherwise modified from time to time.
     “Antitrust Authority” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice and any other Governmental Authority having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.
     “Antitrust Laws” shall mean any federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade, including but not limited to the HSR Act.

     “Arrangements” shall have the meaning ascribed thereto in Section 5.13(m) hereof.
     “Articles of Incorporation” shall mean the articles of incorporation of Seller, as amended from time to time.
     “Book-Entry Share” and “Book-Entry Shares” shall have the meaning ascribed thereto in Section 3.1(c) hereof.
     “Business Day” shall have the meaning ascribed thereto in Rule 14d-1(g)(3) under the Exchange Act.
     “Bylaws” shall mean the Bylaws of Seller, as amended from time to time.
     “CAA” shall have the meaning ascribed thereto in the recitals hereto.
     “Carryover Warrant” shall have the meaning ascribed thereto in Section 3.4(c) hereof.
     “CBCA” shall have the meaning ascribed thereto in the recitals hereto.
     “Certificate” and “Certificates” shall have the meaning ascribed thereto in Section 3.1(c) hereof.
     “Certificate of Designation” shall mean Seller’s Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock filed with the Secretary of State of the State of Colorado.
     “Change in Control Arrangements” shall have the meaning ascribed thereto in Section 7.4(c) hereof.
     “Closing” shall have the meaning ascribed thereto in Section 2.2 hereof.
     “Closing Date” shall have the meaning ascribed thereto in Section 2.2 hereof.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Collateral” shall mean (1) cash, (2) cash equivalents, (3) accounts receivable of Parent or its subsidiaries in amount equal to 120% of the principal amount of the promissory note delivered by the Purchaser, pursuant to Section 1.4 or (4) as otherwise agreed by the parties.
     “Common Stock Offer Price” shall mean an amount per share equal to $1.22 (or such greater amount per share paid to the Seller Common Stockholders pursuant to the Offer).
     “Confidentiality Agreement” shall mean that certain Confidentiality Agreement by and between Seller and Parent dated as of March 30, 2009.
     “Contingent Workers” shall have the meaning ascribed thereto in Section 5.14(a) hereof.
     “Contract” shall have the meaning ascribed thereto in Section 5.15(a) hereof.

     “Copyrights” shall have the meaning ascribed thereto in Section 5.19(c)(i)(C) hereof.
     “Covered Securityholders” shall have the meaning ascribed thereto in Section 4.7 hereof.
     “Dissenters’ Rights Provisions” shall have the meaning ascribed thereto in Section 3.3(a) hereof.
     “Dissenting Shares” shall have the meaning ascribed thereto in Section 3.3(a) hereof.
     “Dissenting Stockholders” shall have the meaning ascribed thereto in Section 3.3(a) hereof.
     “Effective Time” shall have the meaning ascribed thereto in Section 2.2 hereof.
     “Employee Program” shall have the meaning ascribed thereto in Section 5.13(n)(i).
     “Employment Compensation Arrangement” shall have the meaning ascribed thereto in Section 5.13(m) hereof.
     “Encumbrances” shall mean all transfer and voting restrictions, liens, security interests, mortgages, pledges, hypothecations, easements, covenants, declarations, conditions and restriction, defects in or clouds on title and other encumbrances of every kind and nature (including options, preemptive right, rights of first negotiation and rights of first refusal), whether arising by agreement, operation of law or otherwise.
     “ERISA” shall have the meaning ascribed thereto in Section 5.13(n)(ii) hereof.
     “ERISA Affiliate” shall have the meaning ascribed thereto in Section 5.13(n)(iv) hereof.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Exchange Fund” shall have the meaning ascribed thereto in Section 3.2(a) hereof.
     “Existing D&O Policies” shall have the meaning ascribed thereto in Section 7.5(b) hereof.
     “Expiration Date” shall have the meaning ascribed thereto in Section 1.1(b) hereof.
     “FDA shall have the meaning ascribed thereto in Section 5.20(a) hereof.
     “FDCA” shall have the meaning ascribed thereto in Section 5.20(b) hereof.
     “fully diluted basis” shall have the meaning ascribed thereto in Annex I.
     “GAAP” shall mean generally accepted accounting principles in the United States of America.
     “Governmental Authority” shall mean any (i) United States, foreign, federal, state, local or other government, (ii) governmental commission, board, body, bureau, agency, or other judicial, regulatory or administrative authority of any nature, including courts and other judicial bodies, (iii) any self-regulatory body or authority, and (iv) any instrumentality or entity designed to act for or on behalf of the foregoing.
     “Harmful Code” shall have the meaning ascribed thereto in Section 5.19(b)(xi) hereof.
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indemnified Parties” and “Indemnified Party” shall have the meaning ascribed thereto in Section 7.5(a) hereof.
     “Independent Directors” shall have the meaning ascribed thereto in Section 1.3(c) hereof.
     “Information Statement” shall have the meaning ascribed thereto in Section 2.6(a)(ii).
     “Initial Deposit” shall have the meaning ascribed thereto in Section 1.3(d) hereof.
     “In-licensed Patents” shall have the meaning ascribed thereto in Section 5.19(a) hereof.
     “Insurance Policies” shall have the meaning ascribed thereto in Section 5.23 hereof.
     “Intellectual Property Assets” shall have the meaning ascribed thereto in Section 5.19(c)(i) hereof.
     “IRS” shall mean the Internal Revenue Service.
     “Key Employee” shall mean each of the individuals listed in Section 10.11(1) of the Seller Disclosure Schedule.
     “Law” shall mean any federal, state, local or foreign law, statute, ordinance or principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.
     “License In” shall have the meaning ascribed thereto in Section 5.19(a).
     “License Out” shall have the meaning ascribed thereto in Section 5.19(a).
     “made available” shall mean that such information or documentation was either (a) provided directly to Parent or Parent’s outside counsel, or (b) included in the Global Med Technologies, Inc. data site powered by sharefile to which Parent and Parent’s counsel were provided access by Seller, on or before 11:59 pm (EST) on January 27, 2010.
     “Marks” shall have the meaning ascribed thereto in Section 5.19(c)(i)(B) hereof.
     “Massachusetts Courts” shall have the meaning ascribed thereto in Section 10.7 hereof.
     “Merger” shall have the meaning ascribed thereto in the recitals hereto.

     “Merger Consideration” shall have the meaning ascribed thereto in Section 3.1(c) hereof.
     “Minimum Condition” shall have the meaning ascribed thereto in Annex I.
     “Multiemployer Plan” shall have the meaning ascribed thereto in Section 5.13(n)(v).
     “Offer” shall have the meaning ascribed thereto in the recitals hereto.
     “Offer Documents” shall have the meaning ascribed thereto in Section 1.1(c) hereof.
     “Offer Price” shall mean in respect of Seller Common Stock, the Common Stock Offer Price, and in respect of Seller Series A Convertible Preferred Stock, the Preferred Stock Offer Price.
     “Open Source Software” shall have the meaning ascribed thereto in Section 5.19(b)(xiv).
     “Outside Date” shall have the meaning ascribed thereto in Section 9.1(c) hereof.
     “Parent” shall have the meaning ascribed thereto in the recitals hereto.
     “Parent Arrangements” shall have the meaning ascribed thereto in Section 4.7 hereof.
     “Parent Common Stock” shall mean Parent’s common stock, par value $0.01 per share.
     “Parent Expenses” shall have the meaning ascribed thereto in Section 9.2(d).
     “Parent Material Adverse Effect” shall mean any change, event, circumstance, development or effect (each, a “Change”, and collectively, “Changes”) that, individually or in the aggregate with all other Changes occurring or existing prior to the determination of a Parent Material Adverse Effect, has a material adverse effect on (i) the business, assets, liabilities, condition (financial or other) or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that none of the following (to the extent arising after the date hereof) shall be deemed to be or constitute a Parent Material Adverse Effect: (i) any Change to the extent resulting from general economic conditions in the United States or any other country or region in the world (in each case other than Changes that affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Parent’s industry peers); (ii) any Change to the extent resulting from acts of war, sabotage or terrorism in the United States or any other country or region in the world (in each case other than Changes that affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Parent’s industry peers); (iii) any Change to the extent resulting from changes in GAAP (in each case other than Changes that affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Parent’s industry peers); (iv) any Change in Law (in each case other than Changes that affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Parent’s industry peers); or (v) any Change to the extent resulting from the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement.

     “Patents” shall have the meaning ascribed thereto in Section 5.19(c)(i)(A) hereof.
     “Paying Agent” shall have the meaning ascribed thereto in Section 3.2(a) hereof.
     “Person” shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any Governmental Authority or political subdivision thereof.
     “PFIC” shall have the meaning ascribed thereto in Section 5.12(f).
     “Post-Signing Arrangement” shall have the meaning ascribed thereto in Section 7.10(b) hereof.
     “Preferred Stock Offer Price” shall mean an amount per share, rounded to the nearest cent, equal to the Common Stock Offer Price multiplied by 1,388.88889 (or such greater amount per share paid to the Seller Preferred Stockholders pursuant to the Offer).
     “Proxy Statement” shall have the meaning ascribed thereto in Section 2.6(a)(ii) hereof.
     “Purchaser” shall have the meaning ascribed thereto in the recitals hereto.
     “Purchaser Common Stock” shall have the meaning ascribed thereto in Section 3.1(a) hereof.
     “Purchaser Designees” shall have the meaning ascribed thereto in Section 1.3(a) hereof.
     “Qualified Bidder” shall have the meaning ascribed thereto in Section 7.2(c) hereof.
     “Representatives” shall mean the directors, officers, employees, Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or representatives of Seller, Parent, Purchaser or any of their respective Subsidiaries, as the case may be.
     “Sarbanes-Oxley Act” shall mean the Sarbanes Oxley Act of 2002.
     “Schedule 14D-9” shall have the meaning ascribed thereto in Section 1.2(a) hereof.
     “Schedule TO” shall have the meaning ascribed thereto in Section 1.1(c) hereof.
     “SEC” shall have the meaning ascribed thereto in Section 1.1(b) hereof.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Seller” shall have the meaning ascribed thereto in the recitals hereto.
     “Seller Balance Sheet” shall have the meaning ascribed thereto in Section 5.6 hereof.
     “Seller Board” shall mean the board of directors of Seller.

     “Seller Capital Stock” shall mean Seller Common Stock and Seller Series A Convertible Preferred Stock, collectively.
     “Seller Common Stock” shall have the meaning ascribed thereto in the recitals hereto.
     “Seller Common Stockholders” shall mean the holders of Seller Common Stock.
     “Seller Compensation Committee” shall have the meaning ascribed thereto in Section 5.13(m) hereof.
     “Seller Contracts” shall have the meaning ascribed thereto in Section 5.15(a) hereof.
     “Seller Copyrights” shall have the meaning ascribed thereto in Section 5.19(a) hereof.
     “Seller Disclosure Schedule” shall have the meaning ascribed thereto in Article V hereof.
     “Seller Employees” shall have the meaning ascribed thereto in Section 7.4(a) hereof.
     “Seller Employee Program” shall have the meaning ascribed thereto in Section 5.13(a).
     “Seller Expenses” shall have the meaning ascribed thereto in Section 9.2(e).
     “Seller Financial Statements” shall have the meaning ascribed thereto in Section 5.6 hereof.
     “Seller Intellectual Property Assets” shall have the meaning ascribed thereto in Section 5.19(c)(iii) hereof.
     “Seller Leases” shall have the meaning ascribed thereto in Section 5.16(b) hereof.
     “Seller Marks” shall have the meaning ascribed thereto in Section 5.19(a) hereof.
     “Seller Material Adverse Effect” shall mean any Change that, individually or in the aggregate with all other Changes occurring or existing prior to the determination of a Seller Material Adverse Effect, has a material adverse effect on (i) the business, assets, liabilities, capitalization, condition (financial or other) or results of operations of Seller and its Subsidiaries, taken as a whole, or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that none of the following (to the extent arising after the date hereof) shall be deemed to be or constitute a Seller Material Adverse Effect: (i) any Change to the extent resulting from general economic conditions in the United States or any other country or region in the world (in each case other than Changes that affect Seller and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Seller’s industry peers); (ii) any Change to the extent resulting from acts of war, sabotage or terrorism in the United States or any other country or region in the world (in each case other than Changes that affect Seller and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Seller’s industry peers); (iii) any Change to the extent resulting from changes in GAAP (in each case other than Changes that affect Seller and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Seller’s industry peers); (iv) any Change to the extent resulting from the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement; (v) any Change in Law (in each case other than Changes that affect Seller and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Seller’s industry peers); (vi) any Change to the extent resulting from any actions taken, or failure to take action, in each case which Parent has requested in writing or to which Parent has consented in writing; (vii) any Change resulting from the announcement of this Agreement or pendency or consummation of the Offer or the Merger; or (viii) any Change in stock price or trading volume of Seller Common Stock or any failure to meet internal or published projections, forecast or revenue or earning predictions for any period (it being understood that the facts giving rise or contributing to any such Change or failure may be deemed to have, or be taken into account in determining whether there has been or is reasonably likely to be, a Seller Material Adverse Effect).
     “Seller Patents” shall have the meaning ascribed thereto in Section 5.19(a) hereof.
     “Seller Permits” shall have the meaning ascribed thereto in Section 5.11 hereof.
     “Seller Personnel” shall mean any current or former director, officer, employee, independent contractor or consultant of Seller or any of its Subsidiaries.
     “Seller Preferred Stock” shall mean the Seller Series A Preferred Stock, Seller Series A Convertible Preferred Stock, the Seller Series AA Convertible Preferred Stock and the Seller Series BB Convertible Preferred Stock.
     “Seller Preferred Stockholders” shall mean the holders of Seller Series A Convertible Preferred Stock.
     “Seller Products” shall have the meaning ascribed thereto in Section 5.19(c)(iv) hereof.
     “Seller Recommendations” shall have the meaning ascribed thereto in Section 1.2(a) hereof.
     “Seller Restricted Stock” shall have the meaning ascribed thereto in Section 3.4(b).
     “Seller SEC Documents” shall have the meaning ascribed thereto in Section 5.5(a) hereof.
     “Seller Series A Convertible Preferred Stock” shall have the meaning ascribed thereto in the recitals hereto.
     “Seller Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.01 per share, of Seller.
     “Seller Series AA Convertible Preferred Stock” shall mean the Series AA Convertible Preferred Stock, par value $0.01 per share, of Seller.
     “Seller Series BB Convertible Preferred Stock” shall mean the Series BB Convertible Preferred Stock, par value $0.01 per share, of Seller.

     “Seller Stockholder Approval” shall have the meaning ascribed thereto in Section 5.18(b) hereof.
     “Seller Stockholders” shall mean all Seller Common Stockholders and Seller Preferred Stockholders.
     “Seller Stock Option” shall mean options to purchase Seller Common Stock issued under any of the Seller Stock Plans or pursuant to agreements with Seller to purchase unregistered shares of Seller Common Stock that have been made available to Parent.
     “Seller Stock Plans” shall mean those stock plans of Seller designated as the Second Amended and Restated Stock Option Plan, the 2001 Stock Option Plan and the 2003 Stock Option Plan.
     “Seller Trade Secrets” shall have the meaning ascribed thereto in Section 5.19(b)(x) hereof.
     “Seller Warrants” shall mean (i) the warrant issued pursuant to the terms of the Warrant Purchase Agreement, dated July 18, 2008, between the Seller and Partners for Growth II, L.P., as amended, (ii) each warrant issued (including any warrants reissued upon transfer thereof) pursuant to the terms of the Securities Purchase Agreement, dated as of December 16, 2005, among Seller and each purchaser identified on the signature pages thereto, as amended by First Amendment to Securities Purchase Agreement, effective March 29, 2006, by and among the Seller and each purchaser set forth on the signature page thereto, (iii) the Warrant to Purchase Restricted Common Shares dated December 16, 2005 issued by Seller to Steve Spence to purchase 142,500 shares of Seller Common Stock, (iv) the Warrant to Purchase Restricted Common Shares dated December 16, 2005 issued by Seller to Paul Longo to purchase 71,250 shares of Seller Common Stock and (v) the Warrant to Purchase Restricted Common Shares dated December 16, 2005 issued by Seller to Phillip Longo to purchase 71,250 shares of Seller Common Stock.
     “Seller’s Business” shall have the meaning ascribed thereto in Section 5.19(c)(ii) hereof.
     “Seller’s Financial Advisor” shall have the meaning ascribed thereto in Section 5.9 hereof.
     “Seller’s knowledge” or “knowledge of Seller”, or any other phrases of similar meaning, shall mean the actual knowledge (after reasonable investigation) of the individuals set forth in Section 10.11(2) of the Seller Disclosure Schedule.
     “Short Form Threshold” shall have the meaning ascribed thereto in Section 2.7 hereof.
     “Software” shall have the meaning ascribed thereto in Section 5.19(c)(v) hereof.
     “Source Code” shall have the meaning ascribed thereto in Section 5.19(c)(vi) hereof.
     “Special Meeting” shall have the meaning ascribed thereto in Section 2.6(a)(i) hereof.

     “Statement of Merger” shall have the meaning ascribed thereto in Section 2.2 hereof.
     “Subsidiary” or “Subsidiaries” shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.
     “Superior Proposal” shall have the meaning ascribed thereto in Section 7.2(g) hereof.
     “Support Agreements” shall have the meaning ascribed thereto in the recitals hereto.
     “Surviving Corporation” shall have the meaning ascribed thereto in Section 2.1 hereof.
     “Surviving Corporation Articles” shall have the meaning ascribed thereto in Section 2.4 hereof.
     “Surviving Corporation Bylaws” shall have the meaning ascribed thereto in Section 2.4 hereof.
     “Tail Policy” shall have the meaning ascribed thereto in Section 7.5(b) hereof
     “Tax” shall mean any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, capital gains, excise, real or personal property, ad valorem, value added, natural resources, severance, employment, unemployment, disability, social security, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer, registration and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) whether disputed or not; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts.
     “Tax Return” means returns, declarations, reports, claims for refund, information returns or other documents (including any amendments, related or supporting schedules, statements or other information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.
     “Tender Offer Conditions” shall mean the conditions to the Offer set forth in Annex I hereto.
     “Termination Fee” shall have the meaning ascribed thereto in Section 9.2(b) hereof.

     “Third Party Rights” shall have the meaning ascribed thereto in Section 5.19(b)(v) hereof.
     “Top-Up Option” shall have the meaning ascribed thereto in Section 1.4(a) hereof.
     “Top-Up Option Purchase Price” shall have the meaning ascribed thereto in Section 1.4(b) hereof.
     “Top-Up Shares” shall have the meaning ascribed thereto in Section 1.4(a) hereof.
     “Trade Secrets” shall have the meaning ascribed thereto in Section 5.19(c)(i)(D) hereof.
     “Transaction” shall have the meaning ascribed thereto in the recitals hereto.
     “U.S.” shall mean the United States of America.
     “Unvested Cash” shall have the meaning ascribed thereto in Section 3.4(b) hereof.
     “Voting Debt” shall have the meaning ascribed thereto in Section 5.2(a) hereof.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Parent, Purchaser and Seller have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

HAEMONETICS CORPORATION
By:	/s/ Brian P. Concannon
	Name:	Brian P. Concannon
	Title:	President and Chief Executive Officer

ATLAS ACQUISITION CORP.
By:	/s/ Christopher J. Lindop
	Name:	Christopher J. Lindop
	Title:	President

GLOBAL MED TECHNOLOGIES, INC.
By:	/s/ Michael I. Ruxin
	Name:	Michael I. Ruxin
	Title:	Chief Executive Officer

ANNEX I
CONDITIONS OF THE OFFER
     Notwithstanding any other provisions of the Offer, Parent and Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for, and may delay the acceptance for payment of or the payment for, any validly tendered shares of Seller Capital Stock and may (subject to the terms of the Agreement) terminate or amend the Offer, if (I) there shall not be validly tendered and not withdrawn prior to the Expiration Date that number of shares of (x) Seller Common Stock which, when added to any shares of Seller Common Stock already owned by Parent or any of its controlled Subsidiaries, represents at least a majority of the total number of outstanding shares of Seller Common Stock on a “fully diluted basis” (where on a “fully diluted basis” means the number of shares of Seller Common Stock outstanding, together with the shares of Seller Common Stock which Seller may be required to issue upon conversion of Seller Series A Convertible Preferred Stock without regard to the limitations on conversion set forth in Section 6 of the Certificate of Designation (but excluding any shares of Seller Series A Convertible Preferred Stock owned by Parent or any of its controlled Subsidiaries or validly tendered in the Offer and not withdrawn) or pursuant to warrants, options or other obligations outstanding at the date the “fully diluted basis” is determined under employee stock or similar benefit plans or otherwise, whether or not vested or then exercisable) and (y) Seller Series A Convertible Preferred Stock which, when added to any shares of Seller Series A Convertible Preferred Stock already owned by Parent or any of its controlled Subsidiaries, represents at least a majority of the total number of outstanding shares of Seller Series A Convertible Preferred Stock on the Expiration Date (collectively, the “Minimum Condition”), (II) any applicable waiting period or approval under any applicable Antitrust Law shall not have expired or been terminated or obtained prior to the Expiration Date, or (III) at any time prior to the time of acceptance for payment for any shares of Seller Capital Stock, any of the following events shall occur and continue to exist:
          (a) there shall be instituted, pending or threatened in writing any suit, action or proceeding by any Governmental Authority or there shall exist any order, injunction, judgment, ruling, decree, statute, rule, regulation or other legal restraint or prohibition issued, enacted, entered, promulgated, deemed applicable to the Merger or enforced by any Governmental Authority:
          (i) challenging, making illegal or otherwise restraining or prohibiting, or seeking to challenge, make illegal or otherwise restrain or prohibit, the transactions contemplated by the Agreement, including the Offer and the Merger;
          (ii) seeking to prohibit or materially limit the ownership or operation by Seller, Parent or Purchaser of all or any portion of the business or assets of Seller and its Subsidiaries or (to the extent it relates to the transactions contemplated by the Agreement, including the Offer and the Merger) of Parent and its Affiliates;
          (iii) seeking to compel Seller, Parent or Purchaser to dispose of or to hold separate all or any portion of the business or assets of Seller or any of its

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Subsidiaries or (to the extent it relates to the transactions contemplated by the Agreement, including the Offer and the Merger) of Parent or any of its Affiliates;
          (iv) seeking to impose any material limitation on the ability of Seller, Parent or Purchaser to conduct the business or own the assets of Seller or any of its Subsidiaries or (to the extent it relates to the transactions contemplated by the Agreement, including the Offer and the Merger) of Parent or any of its Affiliates;
          (v) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or to exercise full rights of ownership of any shares of Seller Capital Stock, including the right to vote such shares on all matters properly presented to the Seller Stockholders;
          (vi) seeking to require divestiture by Parent or Purchaser of all or any of the shares of Seller Capital Stock;
          (b) (i) an Adverse Recommendation Change shall have occurred or (ii) the Seller Board or any committee of the Seller Board shall have authorized or permitted Seller or any of its Subsidiaries to enter into an Acquisition Agreement;
          (c) Seller and Purchaser and Parent shall have reached an agreement that the Offer or the Agreement be terminated, or the Agreement shall have been terminated in accordance with its terms;
          (d) (i) the representations and warranties of Seller set forth in Section 5.2 shall not be true and correct in all respects as of the date of the Agreement and as of the date of determination as though made on the date of determination, other than in any de minimus respect;
          (ii) the representations and warranties of Seller set forth in Section 5.1, Section 5.3, Section 5.9, Section 5.13(m), Section 5.18, Section 5.24 and Section 5.25 that are qualified as to materiality shall not be true and correct as of the date of the Agreement and as of the date of determination as though made on the date of determination (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall not be true and correct as of such date), and such representations and warranties that are not so qualified by materiality shall not be true and correct in all material respects as of the date of the Agreement and as of the date of determination as though made on the date of determination (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall not be true and correct in all material respects as of such date);
          (iii) the representations and warranties of Seller set forth in Section 5.5, Section 5.6, Section 5.7, Section 5.8, Section 5.10 and Section 5.11 of the Agreement that are qualified as to materiality shall not be true and correct as of the date of the Agreement and as of the date of determination as though made on the date of determination (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall not be true and correct as of

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such date), and such representations and warranties that are not so qualified by materiality shall not be true and correct in all material respects as of the date of the Agreement and as of the date of determination as though made on the date of determination (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall not be true and correct in all material respects as of such date), except to the extent that the facts or matters as to which such representations and warranties are not so true and correct are not or would not reasonably be expected to be, individually or in the aggregate, material to Seller and its Subsidiaries, taken as a whole; or
          (iii) any other representations and warranties of Seller set forth in the Agreement shall not be true and correct as of the date of the Agreement and as of the date of determination as though made on the date of determination (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall not be true and correct as of such date), except where the failure to be true and correct (without regard to any materiality or Seller Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Seller Material Adverse Effect;
          (e) Seller shall have breached or failed to perform in all material respects any obligation, agreement or covenant required to be performed by it under the Agreement;
          (f) since the date of the Agreement, there shall have occurred any Change which has had or would reasonably be expected to result in, either individually or in the aggregate, a Seller Material Adverse Effect;
          (g) Seller shall have failed to deliver to Parent and Purchaser a certificate signed by an executive officer of Seller dated as of the date on which the Offer expires certifying that the conditions specified in the foregoing clauses (d) through (f) do not exist;
          (h) Seller shall not own all right, title and interest in and to all of the outstanding securities of each of its Subsidiaries, free and clear of any Encumbrance; or
          (i) Seller shall not have delivered the consents and other documents set forth in Section I of the Seller Disclosure Schedule.
The foregoing conditions are for the benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed.

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